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AUTOZONE, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTOZONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 18, 2019

What:	Annual Meeting of Stockholders

When:	December 18, 2019, 8:00 a.m. Central Standard Time

Where:	J. R. Hyde III Store Support Center

123 South Front Street

Memphis, Tennessee

Stockholders

will vote regarding:

•	Election of ten directors

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year

•	Approval of Advisory vote on executive compensation

•	The transaction of other business that may be properly brought before the meeting

Record Date:	Stockholders of record as of October 21, 2019, may vote at the meeting.

By order of the Board of Directors,

Kristen C. Wright

Secretary

Memphis, Tennessee

October 28, 2019

We encourage you to vote by telephone or Internet, both of which are convenient,

cost-effective and reliable alternatives to returning your proxy card by mail.

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

Proxy Statement

for

Annual Meeting of Stockholders

December 18, 2019

The Meeting

The Annual Meeting of Stockholders of AutoZone, Inc. will be held at AutoZone’s offices, the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee, at 8:00 a.m. CST on December 18, 2019.

About this Proxy Statement

Our Board of Directors has sent you this Proxy Statement to solicit your vote at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

In this Proxy Statement:

•	“AutoZone,” “we,” “us,” “our” and “the Company” mean AutoZone, Inc.

•

“Annual Meeting” or “Meeting” means the Annual Meeting of Stockholders to be held on December 18, 2019, at 8:00 a.m. CST at the J. R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee.

•	“Board” means the Board of Directors of AutoZone, Inc.

AutoZone will pay all expenses incurred in this proxy solicitation. We also may make additional solicitations in person, by telephone, facsimile, e-mail, or other forms of communication. Brokers, banks, and others who hold our stock for beneficial owners will be reimbursed by us for their expenses related to forwarding our proxy materials to the beneficial owners.

This Proxy Statement is first being sent or given to security holders on or about October 28, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 18, 2019. This Proxy Statement and the annual report to security holders are available at Investors.AutoZone.com.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be asked to vote on the following proposals:

1. to elect ten directors;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year; and

3. to approve an advisory vote on executive compensation.

Stockholders also will transact any other business that may be properly brought before the Meeting.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is October 21, 2019. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the Meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the Meeting. At the close of business on the record date, October 21, 2019, we had 23,827,496 shares of common stock outstanding.

How do I vote my shares?

You may vote your shares in person or by proxy:

By Proxy:    You can vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail.

1. By Telephone:    You may submit your voting instructions by telephone by following the instructions printed on the enclosed proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

2. On the Internet:    You may vote on the Internet by following the instructions printed on the enclosed proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

3. By Mail:    If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

In Person:    You may attend the Annual Meeting and vote in person. If you are a registered holder of your shares (if you hold your stock in your own name), you need only to attend the Meeting. However, if your shares are held in an account by a broker, you will need to present a written consent from your broker permitting you to vote the shares in person at the Annual Meeting.

How will my vote be counted?

Your vote for your shares will be cast as you indicate on your proxy card. If you sign your card without indicating how you wish to vote, your shares will be voted FOR our nominees for director, FOR Ernst & Young LLP as independent registered public accounting firm, FOR the advisory vote on executive compensation, and in the proxies’ discretion on any other matter that may properly be brought before the Meeting or any adjournment of the Meeting.

The votes will be tabulated and certified by our transfer agent, Computershare. A representative of Computershare will serve as the inspector of election.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy at any time before it is voted at the Meeting by:

•	giving written notice to our Secretary that you have revoked the proxy, or

•	providing a later-dated proxy.

Any written notice should be sent to the Secretary at 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103.

How many shares must be present to constitute a quorum for the Meeting?

Holders of a majority of the shares of the voting power of the Company’s stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Meeting, without notice other than announcement at the Meeting, until a quorum is present or represented. Any business which could have been transacted at the Meeting as originally scheduled can be conducted at the adjourned meeting.

Corporate Governance Matters

Independence

How many independent directors does AutoZone have?

Our Board has determined that eleven of our current twelve directors are independent: Douglas H. Brooks, Michael M. Calbert, Linda A. Goodspeed, Earl G. Graves, Jr., Enderson Guimaraes, D. Bryan Jordan, Gale V. King, W. Andrew McKenna, George R. Mrkonic, Jr., Luis P. Nieto, Jr. and Jill A. Soltau. All of these directors meet the independence standards of our Corporate Governance Principles and the New York Stock Exchange listing standards.

How does AutoZone determine whether a director is independent?

In accordance with AutoZone’s Corporate Governance Principles, a director is considered independent if the director meets the independence requirements of the applicable New York Stock Exchange listing standards, and, with respect to the Audit Committee, the applicable Securities and Exchange Commission rules.

In determining the independence of our directors, the Board considers relationships involving directors and their immediate family members that are relevant under applicable laws and regulations, the listing standards of the New York Stock Exchange, and the standards contained in our Corporate Governance Principles. The Board relies on information from Company records and questionnaires completed annually by each director.

As part of its most recent independence determinations, the Board noted that AutoZone does not have, and did not have during fiscal 2019, significant commercial relationships with companies at which Board members served as officers or directors, or in which Board members or their immediate family members held an aggregate of 10% or more direct or indirect interest.

The Board considered the fact that Mr. Jordan is the Chairman of the Board, President and Chief Executive Officer and a member of the board of directors of First Horizon National Corporation, parent company of First Tennessee Bank, which:

•	participates in one of AutoZone’s supplier confirmed receivables programs (under which some AutoZone vendors are borrowers, but AutoZone is not);

•	has established a Daylight Overdraft line which allows AutoZone to make large payments early in the morning creating a “daylight” overdraft which is rectified at the end of the day;

•	acted as Trustee for AutoZone’s pension plan;

•	offers brokerage services to AutoZone employees exercising stock options, and

•	holds various AutoZone deposit accounts.

During fiscal 2019, First Horizon National Corporation did business with AutoZone in arm’s length transactions which were not, individually or cumulatively, material to either AutoZone or First Horizon National Corporation and which did not materially benefit Mr. Jordan, either directly or indirectly.

The Board also considered the fact that Mr. Brooks is a member of the board of directors of Southwest Airlines. During fiscal 2019, AutoZone purchased airline tickets from Southwest Airlines which were not, individually or cumulatively, material to either AutoZone or Southwest Airlines and which did not materially benefit Mr. Brooks, either directly or indirectly.

The Board also reviewed donations made by the Company to not-for-profit organizations with which Board members or their immediate family members were affiliated by membership or service or as directors or trustees.

Based on its review of the above matters, the Board determined that none of Messrs., Brooks, Calbert, Graves, Guimaraes, Jordan, McKenna, Mrkonic, Nieto or Mses. Goodspeed, King, or Soltau has a material relationship with the Company and that all of them are independent within the meaning of the AutoZone Corporate Governance Principles and applicable law and listing standards. The Board also determined that Mr. Rhodes is not independent since he is an employee of the Company.

Board Leadership Structure

Our Board believes that having a combined Chairman/CEO, independent members and chairs for each of our Board committees, and an independent Lead Director currently provides the best board leadership structure for AutoZone. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the Board. Earl G. Graves, Jr., a director since 2002, currently serves as our Lead Director.

Our Lead Director:

•	Chairs Board meetings when the Chairman is not present, including presiding at all executive sessions of the Board (without management present) at every regularly scheduled Board meeting;

•	Works with management to determine the information and materials to be provided to Board members;

•	Approves Board meeting agendas, schedules, and other information to be provided to the Board;

•	Consults with the Chairman on such other matters as are pertinent to the Board and the Company;

•	Has the authority to call meetings of the independent directors;

•	Is available for direct communication and consultation with major shareholders upon request; and

•	Serves as liaison between the Chairman and the independent directors.

Board Risk Oversight

Oversight of risk management is a responsibility of the Board and is an integral part of the Board’s oversight of AutoZone’s business. AutoZone’s management takes a variety of calculated risks in order to enhance Company performance and shareholder value. The primary responsibility for the identification, assessment and management of the various risks resides with AutoZone’s management. The Board is primarily responsible for ensuring that management has established and adequately resourced processes for identifying and preparing the Company to manage risks effectively. Additionally, the Board reviews the Company’s principal strategic and operating risks as part of its regular discussion and consideration of AutoZone’s strategy and operating results. The Board also reviews periodically with the General Counsel legal matters that may have a material adverse impact on the Company’s financial statements, the Company’s compliance with laws, and any material reports received from regulatory agencies.

The Audit Committee is involved in the Board’s oversight of risk management. At each of its regular meetings, the Audit Committee reviews the Company’s major financial exposures and the steps management has taken to identify, assess, monitor, control, remediate and report such exposures. The Audit Committee, along with management, also evaluates the effectiveness of the risk avoidance and mitigation processes in place. Such risk-related information is then summarized, reported and discussed at each quarterly Board meeting.

To assist with risk management and oversight, AutoZone has adopted the concept of Enterprise Risk Management (“ERM”) using the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s Vice President of Internal Audit, who reports directly to the Audit Committee, has been charged with leading the Company’s ERM processes with the assistance of Company management. The Vice President of Internal Audit presents to the Audit Committee a comprehensive review of the Company’s ERM processes quarterly. This presentation includes an overview of all significant risks that have been identified and assessed and the strategies developed by management for managing such risks. The Vice President of Internal Audit leads open discussions with the Audit Committee members to analyze the significance of the risks identified and to verify that the list is all-inclusive. Company management is also involved in these discussions to ensure that the Board gains a full understanding of the risks and the strategies that management has implemented to manage the risks.

Other Board committees also consider significant risks within their areas of responsibility. The Compensation Committee considers risk in connection with the design of AutoZone’s compensation programs. The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance policies and practices.

Corporate Governance Documents

Our Board has adopted Corporate Governance Principles; charters for its Audit, Compensation, and Nominating & Corporate Governance Committees; a Code of Conduct for directors, officers and employees of AutoZone; and a Code of Ethical Conduct for Financial Executives. Each of these documents is available on our corporate website at Investors.AutoZone.com and is also available, free of charge, in print to any stockholder who requests it.

Meetings and Attendance

How many times did AutoZone’s Board meet during the last fiscal year?

During the 2019 fiscal year, the Board held five meetings.

Did any of AutoZone’s directors attend fewer than 75% of the meetings of the Board and their assigned committees?

All of our directors attended at least 75% of the meetings of the Board and their assigned committees during the fiscal year or such portion of the fiscal year after their election or appointment if they did not serve the entire fiscal year.

What is AutoZone’s policy with respect to directors’ attendance at the Annual Meeting?

As a general matter, all directors are expected to attend our Annual Meetings. At our 2018 Annual Meeting, all directors were present.

Do AutoZone’s non-management directors meet regularly in executive session?

The non-management members of our Board regularly meet in executive sessions in conjunction with each regularly scheduled Board meeting. Our Lead Director, Mr. Graves, presides at these sessions.

Committees of the Board

What are the standing committees of AutoZone’s Board?

AutoZone’s Board has three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting only of independent directors.

Audit Committee

What is the function of the Audit Committee?

The Audit Committee is responsible for:

•	the integrity of the Company’s financial statements,

•	the independent auditor’s qualification, independence and performance,

•	the performance of the Company’s internal audit function, and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee performs its duties by:

•

evaluating, appointing or dismissing, determining compensation for, and overseeing the work of the independent public accounting firm employed to conduct the annual audit, which reports to the Audit Committee;

•	pre-approving all audit and permitted non-audit services performed by the independent auditor, considering issues of auditor independence;

•	conducting periodic reviews with Company officers, management, independent auditors, and the internal audit function;

•

reviewing and discussing with management and the independent auditor the Company’s annual audited financial statements, quarterly financial statements, internal controls report and the independent auditor’s attestation thereof, and other matters related to the Company’s financial statements and disclosures;

•	overseeing the Company’s internal audit function;

•	reporting periodically to the Board and making appropriate recommendations; and

•	preparing the report of the Audit Committee required to be included in the annual proxy statement.

Who are the members of the Audit Committee?

The Audit Committee consists of Mr. Calbert, Ms. Goodspeed, Mr. Jordan, Mr. McKenna (Chair), Mr. Mrkonic, and Mr. Nieto.

Are all of the members of the Audit Committee independent?

Yes, the Audit Committee consists entirely of independent directors under the standards of AutoZone’s Corporate Governance Principles, the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

Does the Audit Committee have an Audit Committee Financial Expert?

The Board has determined that Mr. Calbert, Ms. Goodspeed, Mr. Jordan, Mr. McKenna, Mr. Mrkonic and Mr. Nieto each meet the qualifications of an audit committee financial expert as defined by the Securities and Exchange Commission. All members of the Audit Committee meet the New York Stock Exchange definition of financial literacy.

How many times did the Audit Committee meet during the last fiscal year?

During the 2019 fiscal year, the Audit Committee held eight meetings.

Where can I find the charter of the Audit Committee?

The Audit Committee’s charter is available on our corporate website at Investors.AutoZone.com and is also available, free of charge, in print to any stockholder who requests it.

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) of AutoZone, Inc. has reviewed and discussed AutoZone’s audited financial statements for the year ended August 31, 2019, with AutoZone’s management. In addition, we have discussed with Ernst & Young LLP, AutoZone’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No.1301, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, the Sarbanes-Oxley Act of 2002, and the charter of the Audit Committee.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP their independence from the Company and its management. The Audit Committee has discussed with AutoZone’s management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

As a result of our review and discussions, we have recommended to the Board the inclusion of AutoZone’s audited financial statements in the annual report for the fiscal year ended August 31, 2019, on Form 10-K for filing with the Securities and Exchange Commission.

While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that AutoZone’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles; AutoZone’s management and the independent auditor have this responsibility. Nor does the Audit Committee have the duty to assure compliance with laws and regulations and the policies of the Board.

Michael M. Calbert

Linda A. Goodspeed

D. Bryan Jordan

W. Andrew McKenna (Chair)

George R. Mrkonic, Jr.

Luis P. Nieto

Compensation Committee

What is the function of the Compensation Committee?

The Compensation Committee has the authority, based on its charter and the AutoZone Corporate Governance Principles, to:

•	review and approve AutoZone’s compensation objectives;

•	review and approve the compensation programs, plans, policies and awards for executive officers, including recommending equity-based plans for stockholder approval;

•	lead the independent directors in the evaluation of the performance of the Chief Executive Officer (“CEO”) in meeting established goals and objectives relevant to the compensation of the CEO;

•	act as administrator as may be required by AutoZone’s short- and long-term incentive plans and stock or stock-based plans; and

•	review the compensation of AutoZone’s non-employee directors from time to time and recommend to the full Board any changes that the Compensation Committee deems necessary.

The Compensation Committee may appoint subcommittees from time to time with such responsibilities as it may deem appropriate; however, the Compensation Committee may not delegate its authority to any other persons.

AutoZone’s processes and procedures for the consideration and determination of executive compensation, including the role of the Compensation Committee and compensation consultants, are described in the “Compensation Discussion and Analysis” on page 20.

Who are the members of the Compensation Committee?

The Compensation Committee consists of Mr. Brooks, Ms. Goodspeed, Ms. King, Mr. McKenna, and Mr. Mrkonic (Chair), all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

How many times did the Compensation Committee meet during the last fiscal year?

During the 2019 fiscal year, the Compensation Committee held four meetings.

Where can I find the charter of the Compensation Committee?

The Compensation Committee’s charter is available on our corporate website at Investors.AutoZone.com and is also available, free of charge, in print to any stockholder who requests it.

Nominating and Corporate Governance Committee

What is the function of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee ensures that:

•	qualified candidates are presented to the Board for election as directors;

•	the Board has adopted appropriate corporate governance principles that best serve the practices and objectives of the Board; and

•	AutoZone’s Articles of Incorporation and By-Laws are structured to best serve the interests of the stockholders.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee consists of Messrs. Graves (Chair), Guimaraes, Jordan, Nieto, and Ms. Soltau, all of whom are independent directors under the standards of AutoZone’s Corporate Governance Principles and the listing standards of the New York Stock Exchange.

How many times did the Nominating and Corporate Governance Committee meet during the last fiscal year?

During the 2019 fiscal year, the Nominating and Corporate Governance Committee held six meetings.

Where can I find the charter of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee’s charter is available on our corporate website at Investors.AutoZone.com and is also available, free of charge, in print to any stockholder who requests it.

Director Nomination Process

What is the Nominating and Corporate Governance Committee’s policy regarding consideration of director candidates recommended by stockholders? How do stockholders submit such recommendations?

The Nominating and Corporate Governance Committee’s policy is to consider director candidate recommendations from stockholders if they are submitted in writing to AutoZone’s Secretary in accordance with the procedure set forth in Article III, Section 1 of AutoZone’s Seventh Amended and Restated By-Laws (“By-Laws”), including biographical and business experience, information regarding the nominee and other information required by said Article III, Section 1. Copies of the By-Laws will be provided upon written request to AutoZone’s Secretary and are also available on AutoZone’s corporate website at Investors.AutoZone.com.

What qualifications must a nominee have in order to be recommended by the Nominating and Corporate Governance Committee for a position on the Board?

The Board believes each individual director should possess certain personal characteristics, and that the Board as a whole should possess certain core competencies. Such personal characteristics are integrity and accountability, informed judgment, financial literacy, mature confidence, high performance standards, and passion. They should also have demonstrated the confidence to be truly independent, as well as be business savvy, have an owner orientation and have a genuine interest in AutoZone. Core competencies of the Board as a whole are accounting and finance, business judgment, management expertise, crisis response, industry knowledge, international markets, strategy and vision. These characteristics and competencies are set forth in more detail in AutoZone’s Corporate Governance Principles, which are available on AutoZone’s corporate website at Investors.AutoZone.com.

How does the Nominating and Corporate Governance Committee identify and evaluate nominees for director?

Prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee considers incumbent directors and other qualified individuals, if necessary, as potential director nominees. In evaluating a potential nominee, the Nominating and Corporate Governance Committee considers the personal characteristics described above, and also reviews the composition of the full

Board to determine the areas of expertise and core competencies needed to enhance the function of the Board. The Nominating and Corporate Governance Committee may also consider other factors such as the size of the Board, whether a candidate is independent, how many other public company directorships a candidate holds, the listing standards requirements of the New York Stock Exchange and any current guidelines and recommendations of certain proxy advisory firms.

The Nominating and Corporate Governance Committee recognizes the importance of selecting directors from various backgrounds and professions in order to ensure that the Board as a whole has a variety of experiences and perspectives which contribute to a more effective decision-making process. The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may retain a search firm or other consulting firm from time to time to identify potential nominees. Nominees recommended by stockholders in accordance with the procedure described above, i.e., submitted in writing to AutoZone’s Secretary, accompanied by the biographical and business experience information regarding the nominee and the other information required by Article III, Section 1 of the By-Laws, will receive the same consideration as the Nominating and Corporate Governance Committee’s other potential nominees.

Procedure for Communication with the Board of Directors

How can stockholders and other interested parties communicate with the Board?

Stockholders and other interested parties may communicate with the Board by writing to the Board, to any individual director or to the non-management directors as a group c/o Corporate Secretary, AutoZone, Inc., 123 South Front Street, Dept. 8074, Memphis, Tennessee 38103. The Company’s General Counsel and Secretary will review all such correspondence and will forward correspondence that, in her opinion, deals with the function of the Board or that she otherwise determines requires the attention of any member, group or committee of the Board. Communications addressed to the Board or to the non-management directors as a group, and determined by the Company’s General Counsel and Secretary to merit their attention, will be forwarded to the Chair of the Nominating and Corporate Governance Committee, and communications addressed to a committee of the Board, and determined by the Company’s General Counsel and Secretary to merit their attention, will be forwarded to the chair of that committee.

Compensation of Directors

AutoZone’s current director compensation program became effective January 1, 2018 (the “Director Compensation Program”).

Annual Retainer Fees.    Non-employee directors receive an annual retainer fee (the “Annual Retainer”). Furthermore, each director is eligible to receive an additional fee (“Additional Fee”), the amount of which varies depending on his or her role. The Additional Fees and the Annual Retainer, enumerated below, together comprise the “Director Compensation”. There are no meeting fees.

Director compensation components	($)
Annual Retainer	215,000
Additional Fees
Lead Director	30,000
Audit Committee Chair	25,000
Audit Committee Member	12,500
Compensation Committee Chair	20,000
Nominating & Corporate Governance Committee Chair	15,000

Under the Amended and Restated AutoZone, Inc. 2011 Equity Incentive Award Plan (the “Amended 2011 Equity Plan”), non-employee directors receive Director Compensation in the form of Restricted Stock Units, which are contractual rights to receive in the future a share of AutoZone common stock. Upon timely delivery of an election form, a non-employee director may elect to receive $85,000 of the Annual Retainer plus any Additional Fees in the form of cash, paid in quarterly installments, with the remainder of the Annual Retainer paid in the form of Restricted Stock Units. All Restricted Stock Units are granted on January 1 of the applicable calendar year.

If a non-employee director is elected to the Board, or assumes a different position, after January 1 of the applicable year, he or she will receive the Annual Retainer and/or Additional Fees, prorated based on the number of days remaining in the calendar year, for Restricted Stock Units or quarter, for cash, as appropriate.

Restricted Stock Units become payable on the earlier to occur of (1) the fifth anniversary of the grant date, or (2) the date on which the non-employee director ceases to be a director (the “Payment Date”). Upon timely delivery of an election form, a non-employee director may elect to receive payment on the date on which he or she ceases to be a director. Restricted Stock Units are payable in shares of AutoZone common stock no later than the fifteenth day of the third month following the end of the tax year in which such Payment Date occurs.

Compensation-Setting Process.    The Compensation Committee reviews the Board’s compensation on a regular basis to ensure that non-employee directors are reasonably compensated in relation to AutoZone’s peer group companies (discussed in detail under Benchmarking) and to comparable U.S. companies in general. AutoZone’s Amended 2011 Equity Plan contains a dollar limit of $500,000 on the total amount of annual compensation payable to its non-employee directors.

Director Compensation Table

This table shows the compensation paid to our non-employee directors during the 2019 fiscal year.

Name (1)	Fees Paid in Cash ($) (2)	Stock Awards ($) (4)(5)	Total ($)
Douglas H. Brooks	85,000	129,993	214,993
Michael M. Calbert(3)	—	141,484	141,484
Linda A. Goodspeed	—	227,492	227,492
Earl G. Graves, Jr.	—	259,994	259,994
Enderson Guimaraes	—	214,992	214,992
D. Bryan Jordan	—	227,492	227,492
Gale King	—	214,992	214,992
W. Andrew McKenna	—	240,000	240,000
George R. Mrkonic, Jr.	—	247,495	247,495
Luis P. Nieto	97,500	129,993	227,493
Jill A. Soltau	21,250	214,992	236,242

(1)

William C. Rhodes, III, our Chairman, President and Chief Executive Officer, serves on the Board but does not receive any compensation for his service as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 33.

(2)

As described above, under the Amended 2011 Equity Plan, AutoZone’s non-employee directors receive their director compensation in the form of Restricted Stock Units, which are contractual rights to receive in the future a share of AutoZone stock, but can elect to receive $85,000 of the Annual Retainer and any Additional Fees in the form of cash. This column represents the portion of the Director Compensation that was paid in cash and earned in fiscal year 2019.

(3)	Mr. Calbert joined the Board in May, 2019. As a result compensation is only a partial year.

(4)

The “Stock Awards” column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards of Restricted Stock Units under the Amended 2011 Equity Plan during fiscal 2019. See Note B Share-Based Payments, to our consolidated financial statements in our 2019 Annual Report for a discussion of our accounting for share-based awards and the assumptions used. The aggregate number of outstanding awards of common stock under the AutoZone, Inc. 2003 Director Compensation Plan (“Stock Units”) and Restricted Stock Units held by each director at the end of fiscal 2019 are shown in the following footnote 4. See “Security Ownership of Management and Board of Directors” on page 13 for more information about our directors’ stock ownership.

(5)	As of August 31, 2019, each current non-employee director had the following aggregate number of outstanding Restricted Stock Units and Stock Units:

Name	Restricted Stock Units (#)	Stock Units (#)
Douglas H. Brooks	1,287
Michael M. Calbert	136
Linda A. Goodspeed	2,056
Earl G. Graves	4,107	3,417
Enderson Guimaraes	2,450
D. Bryan Jordan	2,072
Gale V. King	464
W. Andrew McKenna	3,493	4,247
George R. Mrkonic, Jr.	3,760	1,405
Luis P. Nieto	2,922	1,136
Jill A. Soltau	382

	23,129	10,205

Stock Ownership Requirement

The Board has established a stock ownership requirement for non-employee directors. Each director is required to own AutoZone common stock and/or restricted stock units having a cumulative fair market value in an amount equal to three times the value of the base Annual Retainer payable pursuant to the Director Compensation Program within five years of joining the Board, and to maintain such ownership level thereafter. Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances. Shares, Stock Units and Restricted Stock Units issued under the AutoZone, Inc. Second Amended and Restated Director Compensation Plan, the 2003 Director Compensation Plan, the 2011 Equity Plan and the Amended 2011 Equity Plan count toward this requirement. As of the date of this Proxy Statement, each director meets or exceeds his or her obligations under the requirement.

Other Predecessor Plans

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan was terminated in December 2002 and was replaced by the AutoZone, Inc. First Amended and Restated 2003 Director Compensation Plan (the “2003 Director Compensation Plan”) and the AutoZone, Inc. First Amended and Restated 2003 Director Stock Option Plan (the “2003 Director Stock Option Plan”). The 2003 Director Compensation Plan and the 2003 Director Stock Option Plan were terminated in December 2010 and replaced by the 2011 Equity Plan. The 2011 Equity Plan was terminated in December 2015 and replaced with the Amended 2011 Equity Plan. However, grants made under those plans continue in effect under the terms of the grant made and are included in the aggregate awards outstanding shown above.

OTHER INFORMATION

Security Ownership of Management and Board of Directors

This table shows the beneficial ownership of common stock by each director, the Principal Executive Officer, the Principal Financial Officer and the other three most highly compensated executive officers, and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares shown.

Beneficial Ownership as of October 21, 2019

Name of Beneficial Owner	Shares	Deferred Stock Units(1)	Option Awards(2)	Restricted Stock Units(3)	Total (#)	Ownership Percentage
Douglas H. Brooks	772	—	—	1,287	2,059	*
Michael M. Calpert	—	—	—	136	136	*
Linda A. Goodspeed	—	—	—	2,056	2,056	*
Earl G. Graves	—	3,417	—	4,107	7,524	*
Enderson Guimaraes	—	—	—	2,450	2,450	*
D. Bryan Jordan	240	—	—	2,072	2,312	*
Gale King	—	—	—	464	464	*
W. Andrew McKenna(4)	4,061	4,247	—	3,493	11,801	*
George R. Mrkonic, Jr.	—	1,405	—	3,760	5,165	*
Luis Nieto	—	1,136	—	2,922	4,058	*
Jill A. Soltau	—	—	—	382	382	*
William C. Rhodes, III(5)	43,281	—	130,437	—	173,718	*
William T. Giles(6)	9,119	—	71,644	—	80,763	*
Mark A. Finestone(7)	4,194	—	39,049	—	43,243	*
Thomas B. Newbern	5,187	—	35,074	—	40,261	*
Ronald B. Griffin	425	—	34,158	—	34,583	*
All current directors and executive officers as a group (25 persons)	78,179	10,206	492,681	23,129	604,195	2.5%

*	Less than 1%.

(1)	Includes shares that may be acquired immediately upon termination as a director by conversion of Stock Units.

(2)	Includes shares that may be acquired upon exercise of stock options either immediately or within sixty (60) days of October 21, 2019.

(3)	Includes Restricted Stock Units that may be acquired within sixty (60) days of termination of service as a director.

(4)	Includes 2,000 shares owned by Mr. McKenna’s spouse.

(5)

Includes 847 shares held as custodian for Mr. Rhodes’ children, 162 shares held as trustee custodian of a trust for Mr. Rhodes’ son, 777 shares held as trustee of trusts for Mr. Rhodes’ nieces and nephews, 9,935 shares owned by a trust for Mr. Rhodes’ wife and 7,298 shares owned by a grantor retained annuity trust. Also includes 2,239 shares held by a charitable foundation for which Mr. Rhodes is president and a director and for which he shares investment and voting power.

(6)	Includes 4,000 shares owned by a grantor retained annuity trust.

(7)	Includes 173 shares held in trusts for Mr. Finestone’s children and 3,751 shares owned by two (2) grantor retained annuity trusts.

Security Ownership of Certain Beneficial Owners

The following entities are known by us to own more than five percent of our outstanding common stock:

Name and Address of Beneficial Owner	Shares	Ownership Percentage(1)
Vanguard Group, Inc.(2) PO Box 2600, V26 Valley Forge, PA 19482	2,312,252	9.7%
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10055	2,063,593	8.7%
FMR LLC(4) 245 Summer Street Boston, MA 02210	1,504,907	6.3%
State Street Corp(5) One Lincoln St. Boston, MA 02111	1,179,964	5.0%

(1)	The ownership percentages are calculated based on the number of shares of AutoZone common stock outstanding as of October 21, 2019.

(2)

The source of this information is the Form 13F filed by Vanguard Group, Inc. on August 14, 2019 for the quarter ending June 30, 2019. The shares are beneficially owned by a group consisting of Vanguard Group Inc. (2,274,419 shares); Vanguard Fiduciary Trust Co. (22,495 shares); and Vanguard Investments Australia, Ltd. (15,338 shares).

(3)

The source of this information is the Amendment No. 1Form 13F filed by Blackrock, Inc. on August 23, 2019 for the quarter ending June 30, 2019. The shares are beneficially owned by a group consisting of BlackRock Financial Management, Inc. (72,338 shares); BlackRock Investment Management (Australia) Limited (11,503 shares); BlackRock Asset Management Canada Limited (34,595 shares); BlackRock (Singapore) Limited (1,505 shares); BlackRock Asset Management North Asia Ltd (261 shares); BlackRock Investment Management, LLC (53,259 shares); BlackRock Advisors LLC (22,937 shares); BlackRock Fund Advisors (820,857 shares); BlackRock Institutional Trust Company, N.A. (691,540 shares); BlackRock Japan Co. Ltd. (22,719 shares); BlackRock Fund Managers Limited (26,943 shares); BlackRock Investment Management (UK) Limited (124,586) shares; BlackRock (Netherlands) B.V. (4,788 shares); BlackRock International Limited (8,490 shares); BlackRock Asset Management Ireland Limited (109,652 shares); BlackRock Advisors (UK) Limited (12,169 shares); BlackRock (Luxembourg) S.A. (17,906 shares); BlackRock Life Limited (26,983 shares); BlackRock Asset Management Scheweiz AG (562 shares).

(4)

The source of this information is the Form 13F filed by FMR LLC on August 13, 2019 for the quarter ending June 30, 2019. The shares are beneficially owned by a group consisting of Fidelity Management & Research Co. and FMR Co. Inc. (1,466,213 shares); Strategic Advisers Inc. (33,227) shares); FIAM LLC (4,857 shares); and Fidelity Institutional Asset Management Trust Co., (610 shares).

(5)

The source of this information is the Form 13F filed by State Street Corp on August 14, 2019 for the quarter ending June 30, 2019. The shares are owed entirely by group consisting of SSGA FUNDS MANAGEMENT INC, State Street Global Advisors LTD, State Street Global Advisors Ltd., State Street Global Advisors, Australia, State Street Global Advisors (Japan) Co. Ltd, State Street Global Advisors Singapore LTD, State Street Global Advisors Asia LTD, State Street Global Advisors GmbH, State Street Global Advisors Ireland Ltd, State Street Global Advisors Trust Co (1,179,964 shares).

THE PROPOSALS

PROPOSAL 1 — Election of Directors

Ten directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders in 2020. Pursuant to AutoZone’s Seventh Amended and Restated By-Laws, in an uncontested election of directors, a nominee for director is elected to the Board if the number of votes cast for such nominee’s election exceed the number of votes cast against such nominee’s election. (If the number of nominees were to exceed the number of directors to be elected, i.e., a contested election, directors would be elected by a plurality of the votes cast at the Annual Meeting.) Pursuant to AutoZone’s Corporate Governance Principles, incumbent directors must agree to tender their resignation if they fail to receive the required number of votes for re-election, and in such event the Board will act within 90 days following certification of the shareholder vote to determine whether to accept the director’s resignation. These procedures are described in more detail in our Corporate Governance Principles, which are available on our corporate website Investors.AutoZone.com. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until AutoZone’s next annual meeting of stockholders or until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who does not receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the By-Laws or decrease the size of the Board to eliminate the vacancy.

Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 1.

The Board recommends that the stockholders vote FOR each of these nominees. These nominees have consented to serve if elected. Should any nominee be unavailable to serve, your proxy will be voted for the substitute nominee recommended by the Board, or the Board may reduce the number of directors on the Board.

With the exception of Michael M. Calbert, who was appointed to the Board on May 19, 2019, each of the nominees named below was elected a director at the 2018 annual meeting. W. Andrew McKenna and Luis P. Nieto are not standing for re-election to the Board.

Nominees

The nominees are:

Douglas H. Brooks, 67, has been a director since 2013. He is retired. Until his retirement in 2013, he had held various positions with Brinker International, including serving as Non-Executive Chairman of the Board of Brinker International from January 2013 until December 2013; Chairman, President and Chief Executive Officer of Brinker from 2004 until January 2013, and President and Chief Operating Officer from 1999 to 2004. He served on the Brinker board of directors from 1999 through 2013 and on the Club Corp. board of directors from 2013 through 2017. Mr. Brooks is also a director of Southwest Airlines.

Experience, Skills and Qualifications:    The Board believes Mr. Brooks is qualified to serve as a director of the Company based on his strategic and operational business background, his knowledge of international operations, his experience as a chief executive officer of a public company, his experience managing a company with a focus on customer service, his owner orientation, and his board experience as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Michael M. Calbert, 57, has been a director since 2019. He has served as Chairman of the Board of Dollar General Corporation since January 2016 and previously served as Chairman of the Board of Dollar General from July 2007 until December 2008 and as Lead Director from March 2013 until his re-appointment as Chairman in January 2016. Mr. Calbert joined the private equity firm KKR & Co. L.P. (“KKR”) in January 2000. He was directly involved with several KKR portfolio companies until his retirement in January 2014, and served as a consultant to KKR from his retirement until June 2015. Mr. Calbert joined Randall’s Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. Mr. Calbert also previously worked as a certified public accountant and consultant with Arthur Anderson Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry.

Experience, Skills and Qualifications:    The Board believes Mr. Calbert is qualified to serve as a director of the Company based on his executive experience in the retail and consumer industry, his background in finance while serving as a Chief Financial Officer, his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Linda A. Goodspeed, 57 , has been a director since 2013. She retired in 2017 as the Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, positions she had held since 2007. She had served as Senior Vice President and Chief Information Officer of ServiceMaster from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International, Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. She is also a director of American Electric Power Co., Inc., and Darling Ingredients Inc., and was a director of Global Power Equipment Group through April 2018.

Experience, Skills and Qualifications:    The Board believes Ms. Goodspeed is qualified to serve as a director of the Company based on her experience in key strategic and operational roles with several large global companies, her expertise in information technology and previous position as the chief information officer of a service company, her owner orientation, her board experience and her executive management skills, as well as her integrity, energy, and willingness to spend time on and interest in AutoZone.

Earl G. Graves, Jr., 57, has been a director since 2002 and was elected Lead Director in January 2009. He has been the President and Chief Executive Officer of Black Enterprise, publisher of Black Enterprise Magazine, since January 2006, and was President and Chief Operating Officer from 1998 to 2006. Mr. Graves has been employed by the same company in various capacities since 1988.

Experience, Skills and Qualifications:    The Board believes Mr. Graves is qualified to serve as a director of the Company based on his business, management and strategic planning experience, his knowledge of advertising and marketing, his owner orientation, and his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Enderson Guimaraes, 60, has been a director since 2012. In 2017, he retired as the President and Chief Operating Officer for Laureate Education, Inc., positions he had held since 2015. He was Executive Vice President, Global Categories and Operations of PepsiCo, Inc. from January 2015 through July 2015. He served as Chief Executive Officer of PepsiCo Europe and Sub-Sahara Africa from September 2012 through January 2015. He was also President of PepsiCo Global Operations from October 2011 to September 2012. Mr. Guimaraes previously had served as Executive Vice President of Electrolux and Chief Executive Officer of its major appliances business in Europe, Africa and the Middle East from 2008 to 2011. Prior to this, Mr. Guimaraes spent 10 years at Philips Electronics, first as a regional marketing executive in Brazil and ultimately as Senior Vice President and head of Global Marketing Management and general manager of the WidiWall LED display business. He also served as CEO of Philips’ Lifestyle Incubator group, an innovation engine which created new businesses and developed them over several years. Earlier, Mr. Guimaraes worked in various marketing positions at Danone and Johnson & Johnson. He is also a director of Refresco Group B.V. and Sunshine Top B.V.

Experience, Skills and Qualifications:    The Board believes Mr. Guimaraes is qualified to serve as a director of the Company based on his business, management and strategic planning experience, his knowledge of advertising, marketing and international operations, and his owner orientation as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

D. Bryan Jordan, 57, has been a director since 2013.    He has served as Chairman of the Board, President and Chief Executive Officer of First Horizon National Corporation since January 1, 2012, and has held the positions of President and Chief Executive Officer and director since 2008. From May 2007 until September 2008 Mr. Jordan was Executive Vice President and Chief Financial Officer of First Horizon and First Tennessee Bank National Association, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer.

Experience, Skills and Qualifications:    The Board believes Mr. Jordan is qualified to serve as a director of the Company based on his extensive experience in the banking and financial services industry, his experience serving as the chief executive officer and the chief financial officer of public companies, his knowledge of corporate finance and management, and his owner orientation, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

Gale V. King, 63, has been a director since 2018. She has been the Executive Vice President and Chief Administrative Officer for Nationwide Insurance Company since 2012, and served as the Executive Vice President – Chief Human Resources Officer from 2009 to 2012.

Experience, Skills and Qualifications:    The Board believes Ms. King is qualified to serve as a director of the Company based on her extensive experience in human resources, her owner orientation and her executive management skills, as well as her integrity, energy, and willingness to spend time on and interest in AutoZone.

George R. Mrkonic, Jr., 67, has been a director since 2006. He is the non-Executive Chairman of Maru Group, a London, UK based research, insight and advisory services firm. Previously, he was the Non-Executive Chairman of Paperchase Products Limited, London, UK, a retailer of cards, stationery, wraps and gifts in the UK, Europe and the Middle East, since 2005, and has been a director since 1999. Prior to that, he was President of Borders Group, Inc. from 1994 to 1997 and Vice Chairman of Borders Group, Inc. from 1994 to 2002. He is also a director of Brinker International, Inc., and Ulta Salon, Cosmetics & Fragrance, Inc. Mr. Mrkonic was a director of Pacific Sunwear of California, Inc. from 2007 to 2015 and Syntel, Inc. from 2009 to May 2016.

Experience, Skills and Qualifications:    The Board believes Mr. Mrkonic is qualified to serve as a director of the Company based on his experience as a senior executive in retail companies, his knowledge of corporate strategy, finance, and management, his owner orientation, and his board experience, as well as his integrity, energy, and willingness to spend time on and interest in AutoZone.

William C. Rhodes, III, 54, was elected Chairman in June 2007. He has been President, Chief Executive Officer, and a director since 2005. Prior to his appointment as President and Chief Executive Officer, Mr. Rhodes was Executive Vice President–Store Operations and Commercial. Prior to fiscal 2005, he had been Senior Vice President–Supply Chain and Information Technology since fiscal 2002, and prior thereto had been Senior Vice President–Supply Chain since 2001. Prior to that time, he served in various capacities within the Company since 1994. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP. Mr. Rhodes is also a director of Dollar General Corporation.

Experience, Skills and Qualifications:    The Board believes Mr. Rhodes, AutoZone’s Chairman, President and Chief Executive Officer, is qualified to serve as a director of the Company based on his 20 plus years’ experience with the Company, which have included responsibility for corporate strategy, executive management, operations, finance, supply chain and information technology; his knowledge and understanding of the automotive aftermarket and retail industries; his financial background and his owner orientation, as well as his integrity and energy.

Jill A. Soltau, 52, has been a director since 2018. She has been the Chief Executive Officer and a member of the Board of Directors of the J.C. Penney Company, Inc., since October, 2018. She previously served as President and Chief Executive Officer of JOANN Stores from February 2015 to October 2018. Prior to joining JOANN, Ms. Soltau served as President of Shopko Stores and has held senior level positions in national and regional retailers, including Kohl’s and former Saks Inc. subsidiaries.

Experience, Skills and Qualifications:    The Board believes Ms. Soltau is qualified to serve as a director of the Company based on her experience as a chief executive officer in the retail industry, her owner orientation, her board experience and her executive management skills, as well as her integrity, energy, and willingness to spend time on and interest in AutoZone.

PROPOSAL 2 — Ratification of Independent Registered Public Accounting Firm

Ernst & Young LLP, our independent auditor for the past thirty-two fiscal years, has been selected by the Audit Committee to be AutoZone’s independent registered public accounting firm for the 2020 fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they so desire and to answer any appropriate questions.

The Audit Committee recommends that you vote FOR ratification of Ernst & Young LLP as AutoZone’s independent registered public accounting firm.

Under Nevada law and the Company’s By-Laws, if a quorum is present, Ernst & Young LLP will be ratified as AutoZone’s independent registered public accounting firm if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 2. The Audit Committee is not bound by a vote either for or against the firm. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

During the past two fiscal years, the aggregate fees for professional services rendered by Ernst & Young LLP were as follows:

	2019		2018
Audit Fees	$2,180,628		$1,965,102
Audit-Related Fees	$11,586	(1)
Tax and other Non-Audit-Related Fees	$390,851	(2)	$142,705	(2)

(1)	Audit-Related Fees for 2019 were for attest services rendered for compliance purposes the Company’s operations in Mexico.

(2)	Tax and other Non-Audit-Related Fees for 2019 and 2018 were for state, local and international tax services.

The Audit Committee pre-approves all services performed by the independent registered public accounting firm under the terms contained in the Audit Committee charter, a copy of which can be obtained at our website at Investors.AutoZone.com. The Audit Committee pre-approved 100% of the services provided by Ernst & Young LLP during the 2019 and 2018 fiscal years. The Audit Committee considers the services listed above to be compatible with maintaining Ernst & Young LLP’s independence.

PROPOSAL 3 — Advisory Vote on Executive Compensation — “Say-on-Pay”

In accordance with Section 14A of the Securities Exchange Act, we are asking stockholders to approve the following advisory resolution on the compensation of our Principal Executive Officer, our Principal Financial

Officer and our other three most highly paid executive officers (collectively, the “Named Executive Officers” or “NEO”) at the Annual Meeting:

“RESOLVED, that the compensation paid to AutoZone’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program. The Board recommends a vote “FOR” this resolution because it believes that AutoZone’s executive compensation program, described in the Compensation Discussion and Analysis, is effective in achieving the Company’s goals of rewarding financial and operating performance and the creation of stockholder value.

Our Board and Compensation Committee believe that there should be a strong relationship between pay and corporate performance, and our executive compensation program reflects this belief. While the overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization, the emphasis of AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value.

AutoZone sets challenging financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk”—payment is earned only if performance warrants it.

AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options, which yield value to the executive only if the stock price appreciates.

Our management stock ownership requirement effectively promotes meaningful and significant stock ownership by our Named Executive Officers and further aligns their interests with those of our stockholders.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative, beginning on page 20, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our Named Executive Officers.

Because the vote on this proposal is advisory in nature, it is not binding on AutoZone, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions made by the Board or the Compensation Committee. Because we highly value the opinions of our stockholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Under Nevada law and the Company’s By-Laws, if a quorum is present, this matter will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast in opposition to the matter. Broker non-votes occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the beneficial owner of the shares and the firm does not have the authority to vote the shares in its discretion. Shares abstaining from voting and shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered votes cast or shares entitled to vote with respect to such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

The Board recommends that the stockholders vote FOR this proposal.

Other Matters

We do not know of any matters to be presented at the Annual Meeting other than those discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, your proxies will be able to vote those matters in their discretion.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a principles-based overview of AutoZone’s executive compensation program. It discusses our rationale for the types and amounts of compensation that our executive officers receive and how compensation decisions affecting these officers are made. It also discusses AutoZone’s total rewards philosophy, the key principles governing our compensation program, and the objectives we seek to achieve with each element of our compensation program.

Our fiscal 2019 Named Executive Officers are (i) our CEO, (ii) our CFO and (iii) each of our three other most highly compensated executive officers who were employed as of the last day of fiscal 2019:

William C. Rhodes III	Chairman, President and Chief Executive Officer

William T. Giles	Executive Vice President, Chief Financial Officer, Finance ,IT & Store Development

Mark A. Finestone	Executive Vice President, Merchandising, Supply Chain & Marketing

Thomas B. Newbern	Executive Vice President, Store Operations, Commercial, ALLDATA & Loss Prevention

Ronald B. Griffin	Senior Vice President, Chief Information Officer

The Company’s 2019 fiscal year is from August 26, 2018 through August 31, 2019 and therefore this Compensation Discussion and Analysis covers that time period. Mr. Rhodes, Mr. Giles, Mr. Finestone and Mr. Newbern were NEOs for fiscal 2018 and remain NEOs in fiscal 2019. Mr. Griffin is a new NEO for fiscal 2019, however Mr. Griffin was appointed to the position of Senior Vice President, Chief Information Officer when hired, effective June 10, 2012.

Compensation Principles and Objectives

Pay for performance.  The primary emphasis of AutoZone’s compensation program is linking executive compensation to business results and intrinsic value creation, which is ultimately reflected in increases in stockholder value. Base salary levels are intended to be competitive in the U.S. marketplace for executives, but the more potentially valuable components of executive compensation are annual cash incentives, which depend on the achievement of pre-determined business goals, and to a greater extent, long-term compensation, which is based on the value of our stock.

The primary driver of long-term compensation is our stock option program. AutoZone grants stock options due to their inherent sensitivity to stock price appreciation. Stock options only have value when AutoZone’s stock price rises above the grant date price; therefore, our executives can realize gains only when the price rises over time.

Attract and retain talented AutoZoners.  The overall level and balance of compensation elements in our compensation program are designed to ensure that AutoZone can retain key executives and, when necessary, attract qualified new executives to the organization. We believe that a company which provides quality products and services to its customers, and delivers solid financial results, will generate long-term stockholder returns, and that this is the most important component of attracting and retaining executive talent.

Drive high performance.  AutoZone sets challenging financial and operating goals, and a significant amount of an executive’s annual cash compensation is tied to these objectives and therefore “at risk”—payment is earned only if performance warrants goals and objections are met.

Drive long-term stockholder value.  AutoZone’s compensation program is intended to support long-term focus on stockholder value, so it emphasizes long-term rewards. At target levels, the majority of an executive officer’s total compensation package each year is the potential value of his or her stock options.

The table below illustrates how AutoZone’s compensation program weights the base salary and “at-risk” components of its NEOs’ fiscal 2019 total compensation. See the Summary Compensation Table for additional details about fiscal 2019 compensation for all of the NEOs.

Executive	Base Salary	Annual Incentive	Long-Term Incentive	Total At-Risk

William C. Rhodes III*	10%	13%	77%	90%

All Other NEOs	22%	16%	62%	78%

*

Mr. Rhodes’ long-term incentive consists of fiscal 2019 stock and option grants, plus one-fifth of the total annualized value of his one-time grant of 50,000 stock options in fiscal 2016. The one-time award vests 50% on each of the fourth and fifth anniversaries of the grant date.

Key Elements of Compensation

The Chief Executive Officer and the other NEOs, as well as the other senior executives comprising AutoZone’s Executive Committee, participate in the compensation program outlined in this Compensation Discussion and Analysis. The Executive Committee consists of the Chief Executive Officer and officers with the title of senior vice president or executive vice president (a total of 13 executives at the end of fiscal 2019). However, many elements of the compensation program also apply to other levels of AutoZone management. The intent is to ensure that management is motivated to pursue, and is rewarded for achieving, the same financial, operating and stockholder objectives.

The table below summarizes the key elements of AutoZone’s executive compensation program and the objectives they are designed to achieve. More details on these elements follow throughout the Compensation Discussion and Analysis and this Proxy Statement, as appropriate.

Compensation Element	Description	Objectives

Base salary	• Annual fixed cash compensation.	• Attract and retain talented executives. • Recognize differences in relative size, scope and complexity of positions as well as individual performance over the long term.

Annual cash incentive

•  Annual variable pay tied to the achievement of short-term economic profit objectives, as operationalized by our primary measures:

•  Earnings before interest and taxes, and

•  Return on invested capital.

•  Actual payout depends on the results achieved. Individual potential payout is capped at $4 million; however, payout is zero if threshold targets are not achieved.

•  The Compensation Committee may reduce payouts in its discretion when indicated by individual performance or other reasons but does not have discretion to increase payouts.

•  Communicate key financial and operating objectives.

•  Drive high levels of performance by ensuring that executives’ total cash compensation is linked to achievement of financial and operating objectives.

•  Support and reward consistent, balanced growth and returns performance with links to stockholder returns.

•  Drive cross-functional collaboration and a total-company perspective.

Stock options and other equity compensation

•  Senior executives receive non-qualified stock options (NQSOs).

•  All stock options are granted at fair market value on the grant date (discounted options are prohibited).

•  AutoZone’s equity compensation plan prohibits re-pricing of stock options and does not include a “reload” program.

•  AutoZone may grant awards of stock or units with either performance or time-based restrictions.

•  Align long-term compensation with stockholder results. Opportunities for significant wealth accumulation by executives are tightly linked to stockholder returns.

•  Provide retention incentives to ensure business continuity and facilitate succession planning and executive knowledge transfer.

Stock purchase plans

•  AutoZone maintains a broad-based employee stock purchase plan (ESPP) which is qualified under Section 423 of the Internal Revenue Code. The Employee Stock Purchase Plan allows AutoZoners to make quarterly purchases of AutoZone shares at 85%

• Allow all AutoZoners to participate in the growth of AutoZone’s stock. • Encourage ownership, and therefore alignment of executive and stockholder interests.

Compensation Element	Description	Objectives

of the fair market value on the first or last day of the calendar quarter, whichever is lower. The annual contribution limit under the ESPP is 10% of annual earnings up to a max of $15,000.

•  The Company has implemented an Executive Stock Purchase Plan so that executives may continue to purchase AutoZone shares beyond the limit the IRS and the Company set for the Employee Stock Purchase Plan. An executive may make purchases using up to 25% of their prior fiscal year’s eligible compensation.

Management stock ownership requirement	• Executive officers must meet specified minimum levels of ownership, using a multiple of base salary approach.	• Align with stockholders by requiring executive officers to meet specified levels of ownership. • Alignment of executive and stockholder interests.

Retirement plans

The Company maintains two retirement plans:

•  401(k) defined contribution plan,

•  Non-qualified deferred compensation plan

Stock options:

•  Retired executives, who meet the definition of retirement, do not receive any additional vesting of their long-term incentives but may hold vested options for the full original term of any given grant.

•  Provide competitive executive retirement benefits.

•  The non-qualified plan enables executives to defer 25% of base salary and 75% of annual cash incentives, independent of the IRS limitations set for the qualified 401(k) plan.

•  Retirees’ vested stock options remain subject to original term to motivate successful succession planning.

Health and other benefits

Executives are eligible for a variety of benefits, including:

•  Medical, dental and vision plans;

•  Life and disability insurance plans; and

•  Charitable contribution match program.

Senior executives are permitted to use the Company’s private aircraft for personal travel as long as they reimburse the Company for the direct, incremental cost of such usage.

• Provide competitive benefits. • Minimize perquisites while ensuring a competitive overall rewards package.

Annual cash compensation.    Annual cash compensation consists of base salary and annual cash incentives.

Base Salary.    Salaries are determined within the context of a targeted total cash compensation level for each position. Base salary is a fixed portion of the targeted annual cash compensation, with the specific portion varying based on differences in the size, scope or complexity of the jobs as well as the tenure and individual performance level of incumbents in the positions. AutoZone utilizes a variety of survey data to monitor the market.

The survey data used to periodically adjust salary ranges is broad-based, including data submitted by hundreds of companies. Examples of the types of information contained in salary surveys include summary statistics (e.g., mean, median, 25th percentile, etc.) related to:

•	base salaries

•	variable compensation

•	total annual cash compensation

•	long-term incentive compensation

•	total direct compensation

The salary surveys cover both the retail industry and compensation data on a broader, more general public company universe. Multiple salary surveys are used, so that ultimately the data represent hundreds of companies and positions and thousands of incumbents, or people holding those positions. The surveys generally list the participating companies, and for each position “matched”, the number of companies and incumbents associated with the position. Subscribers cannot determine which information comes from which company.

The salary ranges which apply to the NEOs, including the Principal Executive Officer, are part of the structure applicable to thousands of AutoZone’s employees. Each grade in the current salary structure has a salary range associated with it. This range has a midpoint, to which we compare summary market salary data (generally median pay level) of the types discussed above.

Over time, as the median pay levels in the competitive market change, as evidenced by the salary survey data, AutoZone will make appropriate adjustments to salary range midpoints so that on average, these midpoints are positioned at roughly 100% of the market median value for base salaries as revealed by the surveys. This positioning relative to the market allows for competitive base salary levels. This maintains our stated philosophy of delivering competitive total rewards at or above the market median through our performance-based variable compensation. A major review of our management compensation was conducted in 2018-2019 with by Pearl Meyer in order for us to maintain and enhance the structure and processes supportive of competitive and strategically aligned compensation program with corporate strategic objectives.

In making decisions related to compensation of the NEOs, the Compensation Committee uses the survey data and salary ranges as context in reviewing compensation levels and approving pay actions. Other elements that the Compensation Committee considers are individual performance, Company performance, individual tenure, internal equity, position tenure, and succession planning.

Annual Cash Incentive.    Executive officers and certain other employees are eligible to receive annual cash incentives each fiscal year based on the Company’s attainment of certain performance objectives set by the Compensation Committee at the beginning of the fiscal year. The annual cash incentive target for each position, expressed as a percentage of base salary, is based on both salary range and level within the organization, and therefore does not change annually. As a general rule, as an executive’s level of management responsibility increases, the portion of his or her total compensation dependent on Company performance increases.

The threshold and target percentage amounts for the NEOs for fiscal 2019 are shown in the table below.

Principal Position	Threshold	Target
Chairman, President & CEO	65%	130%
Executive Vice Presidents	37.5%	75%
Senior Vice Presidents	30%	60%

Annual cash incentives for executive officers are paid pursuant to the AutoZone, Inc. 2015 Executive Incentive Compensation Plan (“EICP”), our performance-based short-term incentive plan. Pursuant to the plan, the Compensation Committee establishes incentive objectives at the beginning of each fiscal year. For more information about the EICP, see Discussion of Grants of Plan-Based Awards Table on page 35.

The actual incentive amount paid depends on Company performance relative to the target objectives and individual achievement of performance goals established at the beginning of the fiscal year. A minimum pre-established goal must be met in order for any incentive award to be paid, and the incentive award as a percentage of annual salary will increase as the Company achieves higher levels of performance. Payouts for individual performance can range from 0% to 130% based on achievement of performance goals.

The Compensation Committee may in its sole discretion reduce the calculated incentive awards paid to NEOs. Under the EICP, the Compensation Committee may not exercise discretion in granting awards in cases where no awards are indicated, nor may the Compensation Committee increase any calculated awards. Any such “positive” discretionary changes, were they to occur, would be paid outside of the EICP and reported under the appropriate Bonus column in the Summary Compensation Table on page 33; however, the Compensation Committee has not historically exercised this discretion.

The Compensation Committee, as described in the EICP, may (but is not required to) disregard the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and any other extraordinary non-recurring items, acquisitions or divestitures and any foreign exchange gains or losses on the calculation of performance.

The incentive objectives for fiscal 2019 were set during a September 2018 Compensation Committee meeting and were based on the achievement of specified levels of earnings before interest and taxes (“EBIT”) and return on invested capital (“ROIC”), as are the incentive objectives for fiscal 2020, which were set during a Compensation Committee meeting held in October 2019. The total incentive award is determined based on the impact of EBIT and ROIC on AutoZone’s economic profit for the year, rather than by a simple allocation of a portion of the award to achievement of the EBIT target and a portion to achievement of the ROIC target. EBIT and ROIC are key inputs to the calculation of economic profit (sometimes referred to as “economic value added”) and have been determined by our Compensation Committee to be important factors in enhancing stockholder value. If both the EBIT and ROIC targets are achieved, the result will be a 100%, or target, payout. However, the payout cannot exceed 100% unless the EBIT target is exceeded (i.e., unless there is “excess EBIT” to fund the additional incentive payout). It is possible to earn EBIT below target but exceed ROIC target to achieve 100% payout. Additionally, when the aggregate incentive amount is calculated, if the resulting payout amount in excess of target exceeds a specified percentage of excess EBIT (currently 20%), then the incentive payout will be reduced until the total amount of the incentive payment in excess of target is within that specified percentage of excess EBIT limit. For purposes of the EICP, ROIC is defined as after-tax operating profit (excluding rent) divided by invested capital (which includes a factor to capitalize operating leases). EBIT is defined as net income plus interest and taxes.

The specific targets are tied to achievement of the Company’s operating plan for the fiscal year. In 2019, the target objectives were EBIT of $2,205.8 million and ROIC of 33.3%. The 2019 incentive awards for each NEO were based on the following performance:

	EBIT ($MMs)	ROIC
EICP Target	2,205.8	33.3%
Actual (as adjusted)	2,208.0	34.6%
Difference	2.2	1.3%
EBIT Surplus	.1%

Effect of Performance on Total Annual Cash Compensation.    Because AutoZone emphasizes pay for performance, it is only when the Company exceeds its target objectives that an executive’s total annual cash compensation begins to climb relative to the median market level. Similarly, Company performance below target will cause an executive’s total annual cash compensation to drop below market median. As discussed below, AutoZone does not engage in strict benchmarking of compensation levels, i.e., we do not use specific data to support precise targeting of compensation, such as setting an executive’s base pay at the 50th percentile of an identified group of companies.

Stock compensation.    To emphasize achievement of long-term stockholder value, AutoZone’s senior executives receive a significant portion of their targeted total compensation in the form of non-qualified stock options. Although stock options have potential worth at the time they are granted, they only confer actual value if AutoZone’s stock price appreciates between the grant date and the exercise date. For this reason, we believe stock options are a highly effective long-term compensation vehicle to reward executives for creating stockholder value. We want our executives to realize total compensation levels well above the market norm, because when they do, such success is the result of achievement of Company financial and operating objectives that leads to growth in the per-share value of AutoZone common stock.

AutoZone grants stock options annually, typically made near the beginning of the fiscal year and does not include a limited number of promotional or new hire grants that may be made during the fiscal year. Currently, the annual grants are reviewed and approved by the Compensation Committee in the meeting (typically in late September or early October) at which it reviews prior year results, determines incentive payouts, and takes other compensation actions affecting its executive officers. The Compensation Committee has not delegated its authority to grant stock options; all grants are directly approved by the Compensation Committee. Option grant amounts for the Chief Executive Officer’s direct reports and other senior executives are recommended to the Compensation Committee by the Chief Executive Officer, based on individual performance and the size and scope of the position held.

Newly promoted or hired officers may receive an option or restricted stock grant shortly after their hire or promotion. New hire or promotional grants are individually approved at a regularly scheduled meeting of the Compensation Committee, or via a special called meeting, or by unanimous written consent of the Compensation Committee. The grants are recommended to the Compensation Committee by the Chief Executive Officer based on individual circumstances (e.g., what may be required in order to attract a new executive). Internal promotional grants are prorated based on the time elapsed since the officer received a regular annual grant of stock options or restricted stock.

On October 7, 2015, the Compensation Committee authorized a one-time award of 50,000 nonqualified stock options to Mr. Rhodes. The options, which have an expiration date of October 8, 2025, vest in one-half increments on the fourth and fifth anniversaries of the grant. The purpose of this one-time award is to solidify Mr. Rhodes’ commitment to AutoZone as well as to motivate continued high performance in a way that is aligned with both stockholder results as well as AutoZone’s leadership team incentives.

Stock purchase plans.    AutoZone maintains the Seventh Amended and Restated AutoZone, Inc. Employee Stock Purchase Plan (“Employee Stock Purchase Plan”) which enables all employees to purchase AutoZone common stock at a discount, subject to IRS-determined limitations. Based on IRS rules, we limit the annual purchases in the Employee Stock Purchase Plan to no more than $15,000, and no more than 10% of eligible compensation. To support and encourage stock ownership by our executives, AutoZone also established a non-qualified stock purchase plan. The AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan (“Executive Stock Purchase Plan”) permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, or any successor statute thereto and the regulations thereunder (the “Internal Revenue Code”),, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan.

The Executive Stock Purchase Plan operates in a similar manner to the tax-qualified Employee Stock Purchase Plan, in that it allows executives to contribute after-tax compensation for use in making quarterly purchases of AutoZone common stock. Options are granted under the Executive Stock Purchase Plan each calendar quarter and consist of two parts: a restricted share option and an unvested share option. Shares are purchased under the restricted share option at 100% of the closing price of AutoZone stock at the end of the calendar quarter (i.e., not at a discount), and a number of shares are issued under the unvested share option at no cost to the executive, so that the total number of shares acquired upon exercise of both options is equivalent to the number of shares that could have been purchased with the contributions at a price equal to 85% of the stock price at the end of the quarter. The unvested shares are subject to forfeiture if the executive does not remain with the company for one year after the grant date. After one year, the shares vest, and the executive owes taxes based on the share price on the vesting date (unless a so-called 83(b) election was made on the date of grant).

The table below can be used to compare and contrast the stock purchase plans. For more information about our stock-based plans, including the Executive Stock Purchase Plan, see Grants of Plan-Based Awards Table on page 35.

	Employee Stock Purchase Plan	Executive Stock Purchase Plan

Contributions	After tax, limited to lower of 10% of eligible compensation or $15,000	After tax, limited to 25% of eligible compensation

Discount	15% discount based on lowest price at beginning or end of the quarter	15% discount based on quarter-end price

Vesting	None (one-year holding period only)	Shares granted to represent 15% discount vest after one year; one-year holding period for shares purchased at fair market value

Taxes — Individual	Ordinary income in amount of spread; capital gains for appreciation; taxed when shares sold	Ordinary income when restrictions lapse (83(b) election optional)

Taxes — Company	No deduction unless “disqualifying disposition”	Deduction when included in employee’s income

Company Aircraft

Senior Executives may periodically use AutoZone’s private aircraft for personal travel pursuant to an agreement with the Company. Under the agreement, the Company must be reimbursed for the direct, incremental cost to the Company arising from the personal use of the aircraft. These expenses include the cost of fuel, aircraft maintenance plan costs related to the trip, ramp fees, pilot expenses (if contract pilots are used on the trip), any special insurance for the trip, and other smaller direct costs to the Company. All of the fixed costs related to the use of the private aircraft, such as regular insurance premiums, hangar fees, depreciation and subscription costs, are paid by the Company, and reimbursement is not required for such costs.

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Compensation Committee with assistance from the CEO, the Senior Vice President, Human Resources and other senior leaders, as appropriate. The Compensation Committee in fiscal year 2019 selected and retained an independent compensation consultant, Pearl Meyer, who reports directly to the Compensation Committee to assist it in the performance of its duties. The following table identifies the roles and responsibilities of the Compensation Committee and management in the oversight of the Company’s executive compensation program:

Compensation Committee	Management

•  Sets policies and gives direction to management on all aspects of the executive compensation program

•  Based upon performance, evaluates, determines and approves compensation (salary, bonus and equity awards) for each executive officer

•  Determines the terms and conditions of equity incentive awards for all award recipients

•  Reviews succession planning to mitigate the risk of executive departure and to help ensure individual development and bench-strength through different tiers of Company leadership

•  Evaluates and considers regulatory and legal perspectives on compensation matters, rating agency opinions on executive pay, published investor compensation policies and position parameters, and recommendations of major proxy voting advisory firms

•  Coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, where they exist

•  Analyzes competitive information supplied by the independent compensation consultant and others in light of the Company’s financial and operational circumstances

•  Evaluates market data for each executive position within the context of:

•  Importance of each role to the Company’s business model;

•  The Company’s organizational structure;

•  Expected contribution of each executive in light of the responsibilities inherent in his or her position

•  The risks inherent in the annual operating plan

•  Considers how other factors may affect pay decision-making, such as the Company’s annual operating plan, targeted earnings, internal pay equity, overall financial performance and the Company’s ability to absorb increases in compensation costs

•  Uses the data and analysis referenced above to formulate recommendations for the Compensation Committee’s review and consideration

Most of the year’s significant compensation decisions (those pertaining to the setting of base salaries, bonus targets and equity award percentages) are typically made at the meetings of the Compensation Committee and Board that follow the end of the prior fiscal year. In reaching its decisions regarding pay levels, the Compensation Committee does not aim to mirror any other company’s compensation levels or practices. Nonetheless, the Compensation Committee does consider other companies’ practices that might be pertinent to a company with similar margins and to the fact that we operate in multiple geographic locations with differing regulatory obligations and market considerations.

The Compensation Committee selects and engages a compensation consulting firm and authorizes its work. Reports and advice from the consultant may be requested by and are shared between the Compensation Committee, the Board, and management. In March 2019, the Compensation Committee evaluated Pearl Meyer’s independence using the factors set forth in NYSE Rule 303A.02(a) and confirmed Pearl Meyer’s independence.

The Chief Executive Officer attends most meetings of the Compensation Committee and participates in the process by answering Compensation Committee questions about pay philosophy and by ensuring that the

Compensation Committee’s requests for information are fulfilled. He also assists the Compensation Committee in determining the compensation of the executive officers by providing recommendations and input about such matters as individual performance, tenure, and size, scope and complexity of their positions. The Chief Executive Officer makes specific recommendations to the Compensation Committee concerning the compensation of his direct reports and other senior executives, including the executive officers. These recommendations usually relate to base salary increases, changes to annual incentive targets and stock option grants. The Chief Executive Officer also recommends pay packages for newly hired executives. Management provides the Compensation Committee with data, analyses and perspectives on market trends and annually prepares information to assist the Compensation Committee in its consideration of such recommendations. Annual incentive awards are based on achievement of business objectives set by the Compensation Committee, but the Compensation Committee may exercise negative discretion, and if it does so, it is typically in reliance on the Chief Executive Officer’s assessment of an individual’s performance.

The Chief Executive Officer is not a party to the deliberations of the Compensation Committee regarding his own compensation. The Senior Vice President, Human Resources has direct discussions with the Compensation Committee Chair regarding the Compensation Committee’s recommendations on the Chief Executive Officer’s compensation. The Compensation Committee also received input from the independent consultant regarding Chief Executive Officer compensation.

Chief Executive Officer.    The Compensation Committee establishes the compensation level for the Chief Executive Officer, including base salary, annual cash incentive compensation, and stock-based awards. The Chief Executive Officer’s compensation is reviewed annually by the Compensation Committee in conjunction with a review of his individual performance by the non-management directors, taking into account all forms of compensation, including base salary, annual cash incentive, stock options and other stock-based awards, and the value of other benefits received.

Other Executive Officers.    The Compensation Committee reviews and approves base salaries for AutoZone’s executive officers (other than the Chief Executive Officer) based on each executive officer’s individual performance during the past fiscal year and on the recommendations of the Chief Executive Officer. The Compensation Committee approves the annual cash incentive amounts for the executive officers, which are determined by objectives approved by the Compensation Committee at the beginning of each fiscal year as discussed above. The actual incentive amount paid depends on their annual performance.

The Compensation Committee approves stock-based compensation to many levels of management, including executive officers. Stock options are granted to executive officers upon initial hire or promotion, and thereafter are typically granted annually in accordance with guidelines established by the Compensation Committee as discussed above. The actual grant is determined by the Compensation Committee based on the guidelines and the performance of the individual in the position. The Compensation Committee considers the recommendations of the Chief Executive Officer. Other than grants of stock made pursuant to the stock purchase plans discussed above, from time to time the Compensation Committee has sole authority to approve any other individual awards of stock-based compensation for executive officers.

Management Stock Ownership Requirement.    To further reinforce AutoZone’s objective of driving long-term stockholder results, AutoZone maintains a stock ownership requirement for all Executive Committee members (a total of 13 individuals at the end of fiscal 2019). Covered executives must attain a specified minimum level of stock ownership, based on a multiple of their base salary, within 5 years of the executive’s placement into a covered position. Executives who are promoted into a position with a higher multiple will have an additional 3 years to attain the increased required ownership level. In order to calculate whether each executive meets the ownership requirement, we total the value of each executive’s holdings of whole shares of stock, and sixty percent of the intrinsic (or “in-the-money”) value of vested stock options, based on the fiscal year-end closing price of AutoZone stock, and compare that value to the appropriate multiple of fiscal year-end base salary. As of the date of this Proxy Statement, all Executive Committee members comply with the guidelines.

To encourage full participation in our equity plans, all AutoZone stock acquired under those plans is included in the executive’s holdings for purposes of calculating his or her ownership. This includes vested stock options and vested shares which have restrictions on sale.

Key features of the stock ownership requirement are summarized in the table below:

Ownership Requirement	• Chief Executive Officer • Executive Vice President • Senior Vice President	5 times base salary 3 times base salary 2 times base salary
Holding Requirements

• Individuals who have not achieved the ownership requirement within the specified period will be required to hold 50% of net after-tax shares upon exercise of any stock option and may not sell any shares of AZO.

• Guidelines will no longer apply after an executive reaches age 62, in order to facilitate appropriate financial planning as potential retirement approaches. The Compensation Committee may waive the guidelines for any other executive at its discretion.

Ownership Definition

• Shares of stock directly owned;

• Indirectly held shares reportable as beneficial holdings;

• Unvested Shares acquired via the Executive Stock Purchase Plan; and

• 60% of vested stock options (based on the “after tax in-the-money” value).

AutoZone has adopted comprehensive and detailed policies that regulate trading in our securities by our officers, directors and employees, including blackout periods when trading in our securities is not permitted. AutoZone’s officers, directors, and employees are strictly prohibited from hedging our securities. Directors, NEOs and other senior executives are strictly prohibited from pledging our securities as collateral.

Incentive Compensation Recovery Policy.    AutoZone maintains an incentive compensation recovery, or “clawback”, policy. The purpose of the policy is to enable AutoZone’s Board, at its discretion, to recover excess incentive compensation in the event that the Company is required to prepare an accounting restatement to correct an error that is material to previously issued financial statements. “Excess” compensation is generally the amount of performance-based compensation paid above what would have been received had the statements in question been accurate. The Company will revise and administer this policy in compliance with the Dodd-Frank Act provisions, once the rules implementing those provisions become effective.

Benchmarking

AutoZone reviews publicly-available data from a peer group of companies to help us ensure that our overall compensation remains competitive. The peer group data we use is from proxy filings and other published sources – it is not prepared or compiled especially for AutoZone.

We periodically review the appropriateness of this peer group. It typically has changed when such events as acquisitions and spin-offs have occurred, and in the event a member company experiences significant performance challenges. The criteria used to select the peer group companies include:

•	Direct competitors;

•	Companies with which we compete for talent, customers and capital; and

•	Companies with key financial measures within a reasonable range compared to those same measures for AutoZone (e.g., revenues between 50% and 200% of AutoZone’s).

AutoZone Peer Group
Advance Auto Parts Bed Bath & Beyond Darden Restaurants Dick’s Sporting Goods Dollar General Dollar Tree Foot Locker	Gamestop Gap Stores Genuine Parts L Brands LKQ Corporation O’Reilly Automotive	Ross Stores Sherwin Williams Starbucks Tractor Supply Company W.W. Grainger Yum! Brands

AutoZone reviews peer group compensation data as a point of reference but we do not use information from the peer group or other published sources to set precise compensation targets or make individual compensation decisions. We use such data as context in reviewing AutoZone’s overall compensation levels and approving recommendations. Broad survey data and peer group information are just two elements that we find useful in maintaining a reasonable and competitive compensation program. Other elements that we consider are individual performance, Company performance, individual tenure, position tenure, and succession planning.

Taxation of Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, the Compensation Committee considered the provisions of Section 162(m) of the Internal Revenue Code which allowed the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. There was an exception for qualified performance-based compensation, and AutoZone’s compensation program was designed to maximize the tax deductibility of compensation paid to executive officers, where possible. The Tax Reform includes substantial changes to Section 162(m), which generally eliminate tax deductions for any compensation in excess of $1 million paid to covered employees.

The Tax Reform allows certain compensation to be grandfathered, which will enable the Company to continue to take a tax deduction for such amounts exceeding $1 million for its covered employees. Fiscal 2018-related payments made pursuant to AutoZone’s Executive Incentive Compensation Plan, as well as the stock options granted to the Company’s Named Executive Officers through fiscal 2018 under the Amended 2011 Equity Plan, should qualify as performance-based compensation. After fiscal 2018 base salaries (less deferred compensation), restricted stock awards, Executive Stock Purchase Plan vested shares, stock options, executive incentive compensation, and certain benefits and perquisites do not qualify as performance-based under 162(m).

Section 409A of the Internal Revenue Code was created with the passage of the American Jobs Creation Act of 2004. These tax regulations create strict rules related to non-qualified deferred compensation earned and vested on or after January 1, 2005. The Internal Revenue Service periodically releases Notices and other guidance related to Section 409A, and AutoZone continues to take actions necessary to comply with the Section’s requirements by the deadlines established by the Internal Revenue Service.

Compensation Committee Report

The Compensation Committee of the Board (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”). Based on the review and discussions, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee:

George R. Mrkonic, Jr. (Chair)

Douglas H. Brooks

Linda A. Goodspeed

Gale V. King

W. Andrew McKenna

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of independent, non-employee directors. None of the members of the Compensation Committee (i) was an officer or employee of the Company at any time during or prior to fiscal 2019 or (ii) is or was a participant in a “related person” transaction with the Company since the beginning of fiscal 2019. No executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board.

Compensation Program Risk Assessment

AutoZone’s management conducts periodic assessments of the compensation plans and programs that apply throughout the Company, including those plans and programs in which our executives participate. The assessments are performed by key members of AutoZone’s human resources, finance, operations, and legal teams, and entails thorough discussions of each plan’s or program’s design and operation. Significant findings are reviewed by senior management prior to being reviewed and discussed with the Compensation Committee.

Plan elements which are reviewed include participants, performance measures, performance and payout curves or formulas, how target level performance is determined (including whether any thresholds and caps exist), how frequently payouts occur, and the mix of fixed and variable compensation which the plan delivers. The plans and programs are also reviewed from the standpoint of reasonableness (e.g., how target and above-target pay levels compare to similar plans for similar populations at other companies, and how payout amounts relate to the results which generate the payment), how well the plans and programs are aligned with AutoZone’s goals and objectives, and from an overall standpoint, whether these plans and programs represent an appropriate mix of short- and long-term compensation.

The purpose of these reviews is to determine whether the risks related to the design and operation of these plans and programs, if present, are reasonably likely to have a material adverse effect on the Company. We believe that our compensation plans, policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. The various mitigating factors which support this conclusion include:

•	Oversight of the management incentive plan and all stock-based compensation by the Compensation Committee of the Board;

•	Senior management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;

•	Administration and oversight of plans and programs by multiple functions within the Company (e.g., finance, operations, legal and human resources);

•	Existence of an incentive compensation recovery (“clawback”) policy;

•	Interrelationship between measures (e.g., correlation between economic profit performance and appreciation in the per-share price of AutoZone’s stock);

•	Vesting and stock ownership requirements for executive officers which encourage long-term perspectives among participants; and

•	A preference for performance measures which result in payments only upon achievement of ultimate financial results.

SUMMARY COMPENSATION TABLE

This table shows the compensation paid to the NEOs during the 2019, 2018 and 2017 fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change In Pension Value & Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William C. Rhodes III	2019	1,062,500	—	90,187	5,888,287	1,401,417	—	175,171	8,617,562
Chairman, President &	2018	1,000,000	—	89,621	1,735,439	1,250,000	—	145,559	4,220,619
Chief Executive Officer	2017	1,000,000	—	89,920	1,054,789	1,018,750	—	171,779	3,335,238

William T. Giles	2019	674,711	—	28,230	1,822,036	513,422	—	103,223	3,141,622
CFO/Executive Vice President,	2018	641,923	—	26,717	1,259,639	481,443	—	98,400	2,508,122
Finance & IT	2017	622,387	—	27,507	1,425,138	380,435	—	104,553	2,560,020

Mark A. Finestone	2019	562,058	—	24,352	1,733,156	427,698	—	109,267	2,856,531
Executive Vice President,	2018	528,962	—	13,663	1,068,741	396,722	—	90,291	2,098,379
Merchandising, Supply Chain &	2017	512,692	—	18,997	1,209,492	313,383	—	92,991	2,147,555
Marketing

Thomas B. Newbern	2019	562,058	—	—	1,733,156	513,229	—	56,137	2,864,580
Executive Vice President,	2018	528,962	—	—	1,068,741	396,722	—	56,346	2,050,771
Store Operations, Commercial,	2017	512,692	—	—	1,209,492	313,383	1,425	67,425	2,104,417
ALLDATA & Loss Prevention

Ronald B. Griffin	2019	482,673	—	4,512	1,210,987	293,833	—	18,867	2,010,872
Senior Vice President,
Chief Information Officer

(1)	Fiscal year 2019 was a 53-week fiscal year, so the 2019 salary and bonus amounts reflect an extra week of pay.

(2)	Annual incentive awards were paid pursuant to the EICP and therefore appear in the “non-equity incentive plan compensation” column of the table.

(3)

Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 20 for more information about the Executive Stock Purchase Plan. See Note B, Share-Based Payments, to our consolidated financial statements in our 2019 Annual Report for a description of the Executive Stock Purchase Plan and the accounting and assumptions used in calculating expenses in accordance with FASB ASC Topic 718.

(4)

The value of stock awards and option awards was determined as required by FASB ASC Topic 718. There is no assurance that these values will be realized. See Note B, Share-Based Payments, to our consolidated financial statements in our 2019 Annual Report for details on assumptions used in the valuation.

(5)

Incentive amounts were earned for the 2019 fiscal year pursuant to the EICP and were paid in October 2019. See “Compensation Discussion and Analysis” on page 20 for more information about this plan. Mr. Newbern received an individual rating of “Exceeds Expectations” based on his individual achievement of performance goals established at the beginning of the fiscal year. This rating resulted in his bonus being increased by 20%.

(6)	During fiscal 2018, the Company terminated the defined benefit pension plans; as a result, there is no actuarial present value to report for fiscal year end.

(7)	All Other Compensation includes the following:

Name		Perquisites and Personal Benefits ($)(A)		Tax Gross- ups ($)(C)	Company Contributions to Defined Contribution Plans ($)(D)	Life Insurance Premiums ($)
William C. Rhodes III	2019	76,003	(B)	4,077	90,731	4,361
	2018	60,090	(B)	—	80,788	4,681
	2017	61,516	(B)	3,113	101,750	5,400

William T. Giles	2019	55,614	(B)	—	45,461	2,148
	2018	55,475	(B)	—	40,640	2,285
	2017	55,127	(B)	—	46,969	2,457

Mark A. Finestone	2019	68,072	(B)	1,658	37,743	1,795
	2018	54,851	(B)	—	33,567	1,873
	2017	53,806	(B)	—	37,782	1,403

Thomas B. Newbern	2019	15,656		1,658	37,743	1,080
	2018	18,216		3,449	33,567	1,080
	2017	25,549		3,014	37,782	1,080

Ronald B. Griffin	2019	7,934		—	10,231	702

(A)

Perquisites and personal benefits for all NEOs include Company-provided home security system and/or monitoring services, airline club memberships and status upgrades, Company-paid spouse business-related travel, Company-paid long-term disability insurance premiums, and matching charitable contributions under the AutoZone Matching Gift Program.

(B)

The perquisites or personal benefits which exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an executive officer, which consisted of matching charitable contributions made under the AutoZone Matching Gift program, under which executives may contribute to qualified charitable organizations and AutoZone provides a matching contribution to the charities in an equal amount, up to $50,000 in the aggregate for each executive officer annually, are as follows:

Name	2019 ($)	2018 ($)	2017 ($)
William C. Rhodes III	50,000	50,000	50,000
William T. Giles	50,000	50,000	50,000
Mark A. Finestone	50,000	49,000	48,024

(C)	Represents amounts related to Company-paid spouse business-related travel and personal use of the aircraft.

(D)	Represents employer contributions to the AutoZone, Inc. 401(k) Plan and the AutoZone, Inc. Executive Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards granted to the Company’s NEOs during the 2019 fiscal year.

	Equity Plans Grant Date	Estimated Future Payments Under Non-equity Incentive Plans(1)			All other Stock Awards: Number of shares of Stock or Units (#) (2)	All other Option Awards: Number of securities underlying options (#) (3)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)
William C. Rhodes III		690,625	1,381,250	N/A
	9/25/2018					26,500	772.80	5,888,287
	9/30/2018				16			12,411
	12/31/2018				65			54,492
	3/31/2019				12			12,289
	6/30/2019				10			10,995

								5,978,474
William T. Giles		253,017	506,034	N/A
	9/25/2018					8,200	772.80	1,822,036
	9/30/2018				10			7,757
	12/31/2018				8			6,707
	3/31/2019				7			7,169
	6/30/2019				6			6,597

								1,850,266
Mark A. Finestone		210,772	421,544	N/A
	9/25/2018					7,800	772.80	1,733,156
	9/30/2018				5			3,879
	12/31/2018				8			6,707
	3/31/2019				7			7,169
	6/30/2019				6			6,597

								1,757,508
Thomas B. Newbern		210,772	421,544	N/A
	9/25/2018					7,800	772.80	1,733,156

								1,733,156
Ronald B. Griffin		144,802	289,604	N/A
	9/25/2018					5,450	772.80	1,210,987
	9/30/2018				2			1,551
	12/31/2018				1			838
	3/31/2019				1			1,024
	6/30/2019				1			1,099

								1,215,499

(1)

Represents potential threshold, target and maximum incentive compensation for the 2019 fiscal year under the EICP based on each officer’s salary on the date the 2019 fiscal year targets were approved. The amounts actually paid for the 2019 fiscal year are described in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The “threshold” is the minimum payment level under the EICP which is 50% of the target amount. There is no overall percentage maximum; however, awards paid to any individual pursuant to the EICP may not exceed $4 million. See “Compensation Discussion and Analysis” at page 20 and the discussion following this table for more information on the EICP.

(2)

Represents shares awarded pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” at page 20 and the discussion following this table for more information on the Executive Stock Purchase Plan.

(3)	Represents options awarded pursuant to the Amended 2011 Equity Plan. See “Compensation Discussion and Analysis” at page 20 and the discussion following this table for more information on equity plans.

Discussion of Plan-Based Awards Table

Executive Incentive Compensation Plan.    The EICP was designed to be a performance-based compensation plan under Section 162(m) of the Internal Revenue Code. The Company’s executive officers, as determined by the Compensation Committee of the Board, are eligible to participate in the EICP. At the beginning of each fiscal year, the Compensation Committee establishes a goal, which may be a range from a minimum to a maximum attainable bonus, based on one or more of the following measures:

• Earnings	• Return on invested capital
• Earnings per share	• Economic value added
• Sales	• Return on inventory
• Market share	• EBIT margin
• Operating or net cash flows	• Sales per square foot
• Pre-tax profits	• Comparable store sales
• Earnings before interest and taxes (EBIT)

The EICP provides that the goal may be different for different executives. The goals can change annually to support our business objectives. After the end of each fiscal year, the Compensation Committee must certify the attainment of goals under the EICP and direct the amount to be paid to each participant in cash. The EICP, along with other plans designed in accordance with Section 162(m), will be reviewed for needed changes as guidance is released by the Internal Revenue Service. See “Compensation Discussion and Analysis” on page 20 for more information about the EICP.

Executive Stock Purchase Plan.    The Executive Stock Purchase Plan permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan. For more information about the Executive Stock Purchase Plan, see “Compensation Discussion and Analysis” on page 20.

Stock Options.    Stock options are awarded to many levels of management, including executive officers, to align the long-term interests of AutoZone’s management and our stockholders. During the 2019 fiscal year, 191 AutoZone employees received stock options. The stock options shown in the table were granted pursuant to the Amended 2011 Equity Plan.

Both incentive stock options and non-qualified stock options, or a combination of both, can be granted under the Amended 2011 Equity Plan. Incentive stock options have a maximum term of ten years, and non-qualified stock options have a maximum term of ten years and one day. The stock options subject to Mr. Rhodes’ one-time grant in 2015 vest in equal increments on the fourth and fifth anniversaries of the grant date. All options granted during the 2019 fiscal year vest in one-fourth increments over a four-year period. All options granted under the Amended 2011 Equity Plan have an exercise price equal to the fair market value of AutoZone common stock on the date of grant, which is defined as the closing price on the grant date. Option repricing is expressly prohibited by the terms of the Amended 2011 Equity Plan.

Each grant of stock options is governed by the terms of a Stock Option Agreement entered into between the Company and the executive officer at the time of the grant. The Stock Option Agreements provide vesting schedules and other terms of the grants in accordance with the Amended 2011 Equity Plan.

Under the Amended 2011 Equity Plan, participants may receive equity-based compensation in the form of stock appreciation rights, restricted shares, restricted share units, dividend equivalents, deferred stock, stock payments, performance share awards and other incentive awards structured by the Compensation Committee and the Board within parameters set forth in the Amended 2011 Equity Plan. During the 2019 fiscal year, 151 AutoZone employees received restricted stock units.

The aggregate number of shares of AutoZone common stock available for equity grants pursuant to the Amended 2011 Equity Plan will be reduced by two shares for every share delivered in settlement of an award other than (i) a stock option, (ii) a stock appreciation right or (iii) any other award for which the holder pays the intrinsic value existing as of the date of grant (such awards, “Full Value Awards”). To the extent that any award other than a Full Value Award is forfeited, expires or is settled in cash without the delivery of shares to the holder, then any shares subject to the award will again be available for the grant of an award pursuant to the Amended 2011 Equity Plan; if such forfeited, expired or cash-settled award is a Full Value Award, then the number of shares available under the Amended 2011 Equity Plan will be increased by two shares for each share subject to the award that is forfeited, expired or cash-settled. However, shares tendered or withheld in payment of the exercise price of an option or in satisfaction of any tax withholding obligations with respect to an award, shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof, and shares purchased on the open market with the cash proceeds from the exercise of options, will not again be available for the grant of an award pursuant to the Amended 2011 Equity Plan. Any shares of restricted stock repurchased by AutoZone at the same price paid by the participant, so that such shares are returned to AutoZone, will again be available for awards granted pursuant to the Amended 2011 Equity Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended 2011 Equity Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding stock option awards under the Amended 2011 Equity Plan, the 2011 Equity Plan, the AutoZone, Inc. 2006 Stock Option Plan the (“2006 Stock Option Plan”), other outstanding equity awards under the Amended 2011 Equity Plan and the 2011 Equity Plan, and unvested shares under the Executive Stock Purchase Plan for the Company’s NEOs as of August 31, 2019:

		Option Awards					Stock Awards
		Number of securities underlying unexercised options(1)			Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested(2)	Market value of shares of stock that have not vested(3)
Name	Grant Date	Exercisable	Unexercisable
William C. Rhodes III	9/27/2011	20,800	—		$326.00	9/28/2021
	9/27/2012	22,500	—		$371.47	9/28/2022
	10/1/2013	19,200	—		$425.11	10/2/2023
	9/23/2014	17,400	—		$507.79	9/24/2024
	10/6/2015	5,887	1,963		$744.62	10/7/2025
	10/7/2015	—	50,000	(4)	$736.00	10/8/2025
	9/23/2016	3,374	3,376		$744.85	9/24/2026
	9/26/2017	3,000	9,000		$587.13	9/27/2027
	9/25/2018	—	26,500		$772.80	9/26/2028
	9/30/2018						16	$17,627
	12/31/2018						65	$71,610
	3/31/2019						12	$13,220
	6/30/2019						10	$11,017

Totals		92,161	90,839				103	$113,474
William T. Giles	9/27/2011	125	—		$326.00	9/27/2021
	9/27/2011	12,000	—		$326.00	9/28/2021
	9/27/2012	13,600	—		$371.47	9/28/2022
	10/1/2013	11,600	—		$425.11	10/2/2023
	9/23/2014	10,600	—		$507.79	9/24/2024
	10/6/2015	7,950	2,650		$744.62	10/7/2025
	9/23/2016	4,560	4,560		$744.85	9/24/2026
	9/26/2017	2,177	6,533		$587.13	9/27/2027
	9/25/2018	—	8,200		$772.80	9/26/2028
	9/30/2018						10	$11,017
	12/31/2018						8	$8,814
	3/31/2019						7	$7,712
	6/30/2019						6	$6,610

Totals		62,612	21,943				31	$34,153
Mark A. Finestone	10/1/2013	8,700	—		$425.11	10/2/2023
	9/23/2014	7,900	—		$507.79	9/24/2024
	10/6/2015	8,250	2,750		$744.62	10/7/2025
	9/23/2016	3,870	3,870		$744.85	9/24/2026
	9/26/2017	1,847	5,543		$587.13	9/27/2027
	9/25/2018	—	7,800		$772.80	9/26/2028
	9/30/2018						5	$5,508
	12/31/2018						8	$8,814
	3/31/2019						7	$7,712
	6/30/2019						6	$6,610

Totals		30,567	19,963				26	$28,644

		Option Awards				Stock Awards
		Number of securities underlying unexercised options(1)		Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested(2)	Market value of shares of stock that have not vested(3)
Name	Grant Date	Exercisable	Unexercisable
Thomas B. Newbern	9/27/2012	2,350	—	$371.47	9/28/2022
	10/1/2013	4,350	—	$425.11	10/2/2023
	9/23/2014	5,925	—	$507.79	9/24/2024
	10/6/2015	8,250	2,750	$744.62	10/7/2025
	9/23/2016	3,870	3,870	$744.85	9/24/2026
	9/26/2017	1,847	5,543	$587.13	9/27/2027
	9/25/2018	—	7,800	$772.80	9/26/2028
Totals		26,592	19,963
Ronald B. Griffin	10/1/2013	8,700	—	$425.11	10/2/2023
	9/23/2014	7,900	—	$507.79	9/24/2024
	10/6/2015	6,450	2,150	$744.62	10/7/2025
	9/23/2016	3,094	3,096	$744.85	9/24/2026
	9/26/2017	1,477	4,433	$587.13	9/27/2027
	9/25/2018	—	5,450	$772.80	9/26/2028
	9/30/2018					2	$2,203
	12/31/2018					1	$1,102
	3/31/2019					1	$1,102
	6/30/2019					1	$1,102

Totals		27,621	15,129			5	$5,509

(1)	Unless indicated otherwise, stock options vest annually in one-fourth increments over a four-year period. Both incentive stock options and non-qualified stock options have been awarded.

(2)

Represents shares acquired pursuant to unvested shares granted under the Executive Stock Purchase Plan. Such shares vest on the first anniversary of the date the option was exercised under the plan and will vest immediately upon a participant’s termination of employment without cause or the participant’s death or disability.

(3)	Based on the closing price of AutoZone common stock on August 30, 2019 ($1,101.69 per share).

(4)

Represents a one-time grant of non-qualified stock options pursuant to the 2011 Equity Plan. Fifty percent (50%) of the shares vest on the fourth anniversary of the grant, and the other fifty percent (50%) vest on the fifth anniversary of the grant.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding stock option exercises and vested stock awards for the Company’s NEOs during the fiscal year ended August 31, 2019:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
William C. Rhodes III	23,700	13,079,174	132	117,053
William T. Giles	13,500	8,699,041	41	38,014
Mark A. Finestone	21,200	12,831,652	21	19,650
Thomas B. Newbern	—	—	—	—
Ronald B. Griffin	25,570	13,064,812	7	6,637

(1)

If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the closing price of AutoZone common stock on the New York Stock Exchange on the date of exercise and the exercise price of the option.

(2)	Represents shares acquired pursuant to the Executive Stock Purchase Plan. See “Compensation Discussion and Analysis” on page 20 for more information about this plan.

(3)	Based on the closing price of AutoZone common stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding nonqualified deferred compensation for the Company’s NEOs as of and for the year ended August 31, 2019.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate withdrawals / distributions ($)	Aggregate Balance at Last FYE ($)
William C. Rhodes III	Executive Deferred Compensation Plan	537,115	79,308	(411,934)	—	14,829,176

William T. Giles	Executive Deferred Compensation Plan	171,047	34,181	(9,128)	—	1,370,148

Mark A. Finestone	Executive Deferred Compensation Plan	136,527	26,274	28,508	—	1,526,878

Thomas B. Newbern	Executive Deferred Compensation Plan	193,709	26,274	145,154	(10,864)	1,788,541

(1)

Represents contributions by the NEOs under the AutoZone, Inc. Executive Deferred Compensation Plan (the “EDCP”). Such contributions are included under the appropriate “Salary” and “Non-Equity Incentive Plan Compensation” columns for the NEOs in the Summary Compensation Table.

(2)	Represents matching contributions by the Company under the EDCP. Such contributions are included under the “All Other Compensation” column for the NEOs in the Summary Compensation Table.

(3)

Represents the difference between the aggregate balance at end of fiscal 2019 and the end of fiscal 2018, excluding (i) contributions made by the executive officer and the Company during fiscal 2019 and (ii) any withdrawals or distributions during fiscal 2019. None of the earnings in this column were included in the Summary Compensation Table because they were not preferential or above market.

Officers of the Company with the title of vice president or higher based in the United States are eligible to participate in the EDCP after their first year of employment with the Company. As of August 31, 2019, there were 50 such officers of the Company. The EDCP is a nonqualified plan that allows officers to make a pretax deferral of base salary and bonus compensation. Officers may defer up to 25% of base salary and up to 75% of bonus compensation. The Company match is calculated based on 100% of the first 3% of deferred compensation and 50% of the next 2% deferred, less the maximum value of the Company match available generally to participants in AutoZone’s 401(k) Plan. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific future year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75). If a participant’s employment with AutoZone terminates other than by retirement or death, the account balance will be paid in a lump sum payment six months after termination of employment. There are provisions in the EDCP for withdrawal of all or part of the deferral account balance in the event of an extreme and unforeseen financial hardship.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs may receive certain benefits if their employment terminates under specified circumstances. These benefits derive from Company policies, plans, agreements and arrangements described below.

Agreement with Mr. Rhodes

In 2008, Mr. Rhodes and AutoZone entered into an agreement (the “Agreement”) providing that if Mr. Rhodes’ employment is terminated by the Company without cause, he will receive severance benefits consisting of an amount equal to 2.99 times his then-current base salary, a lump sum prorated share of any unpaid annual bonus incentive for periods during which he was employed, and AutoZone will pay the cost of COBRA premiums to continue his medical, dental and vision insurance benefits for up to 18 months to the extent such premiums exceed the amount Mr. Rhodes had been paying for such coverage during his employment. The Agreement further provides that Mr. Rhodes will not compete with AutoZone or solicit its employees for a three-year period after his employment with AutoZone terminates.

Executive Officer Agreements (Messrs. Giles, Finestone, Newbern, and Griffin)

AutoZone’s executive officers who do not have written employment agreements, including Messrs. Giles, Finestone, Newbern and Griffin, have entered into agreements (“Severance and Non-Compete Agreements”) with the Company providing that if their employment is involuntarily terminated without cause, and if they sign an agreement waiving certain legal rights, they will receive severance benefits in the form of salary continuation for a period of time ranging from 12 months to 24 months, depending on their length of service at the time of termination. The aforementioned executives all have greater than 5 years of service.

Years of Service	Severance Period

Less than 2	12 months

2 – less than 5	18 months

5 or more	24 months

The executives will also receive a lump sum prorated share of their annual bonus incentive when such incentives are paid to similarly-situated executives. Medical, dental and vision insurance benefits generally continue through the severance period up to a maximum of 18 months, with the Company paying the cost of COBRA premiums to the extent such premiums exceed the amount the executive had been paying for such coverage. An appropriate level of outplacement services may be provided based on individual circumstances.

The Severance and Non-Compete Agreement further provides that the executive will not compete with AutoZone or solicit its employees for a two-year period after his or her employment with AutoZone terminates.

Equity Plans

All outstanding, unvested stock options, including those held by the NEOs, will vest immediately upon the option holder’s death pursuant to the terms of the stock option agreements.

Unvested shares under our Executive Stock Purchase Plan, which normally are subject to forfeiture if a participant’s employment terminates prior to the first anniversary of their acquisition, will vest immediately if the termination is by reason of the participant’s death, disability, termination by the Company without cause, or retirement on or after the participant’s normal retirement date. The plan defines “disability,” “cause,” and “normal retirement date.”

Life Insurance

AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock compensation and gains realized from stock option exercises but include salary and incentive compensation received. Additionally, salaried employees are eligible to purchase additional life insurance subject to insurability above certain amounts. The maximum benefit of the company-paid and the additional coverage combined is $5,000,000. All the NEOs are eligible for this benefit.

Disability Insurance

All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans, until age 65. Accordingly, AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings.

The following table shows the amounts that the NEOs would have received if their employment had been terminated under specified circumstances on August 31, 2019. This table does not include amounts related to the NEOs’ vested benefits under our deferred compensation and pension plans or pursuant to stock option awards, all of which are described in the tables above.

Name	Voluntary or For Cause Termination ($)	Involuntary Termination Not For Cause ($)	Change in Control ($)	Disability ($)	Death ($)	Normal Retirement ($)
William C. Rhodes, III(1)
Severance Pay	—	3,139,500	—	—	—	—
Annual Incentive	—	1,401,417	—	1,401,417	1,401,417	1,401,417
Benefits Continuation	—	27,927	—	—	3,549	—
Unvested Stock Options	—	—	—	—	33,536,745	—
Unvested Stock Awards	—	113,474	—	113,474	113,474	—
Disability Benefits	—	—	—	3,841,551	—	—
Life Insurance Benefits	—	—	—	—	4,516,000	—
Total	—	4,682,318	—	5,356,442	39,571,185	1,401,417

William T. Giles(2)
Severance Pay	—	1,330,000	—	—	—	—
Annual Incentive	—	513,422	—	513,422	513,422	513,422
Benefits Continuation	—	30,634	—	—	3,302	—
Unvested Stock Options	—	—	—	—	8,631,944	—
Unvested Stock Awards	—	34,153	—	34,153	34,153	—
Disability Benefits	—	—	—	1,801,702	—	—
Life Insurance Benefits	—	—	—	—	2,260,000	—
Total	—	1,908,209	—	2,349,277	11,442,821	513,422

Mark A. Finestone(2)
Severance Pay	—	1,110,000	—	—	—	—
Annual Incentive	—	427,698	—	427,698	427,698	427,698
Benefits Continuation	—	18,148	—	—	1,713	—
Unvested Stock Options	—	—	—	—	7,780,461	—
Unvested Stock Awards	—	28,644	—	28,644	28,644	—
Disability Benefits	—	—	—	2,311,008	—	—
Life Insurance Benefits	—	—	—	—	1,864,000	—
Total	—	1,584,490	—	2,767,350	10,102,516	427,698

Thomas B. Newbern(2)
Severance Pay	—	1,110,000	—	—	—	—
Annual Incentive	—	513,229	—	513,229	513,229	513,229
Benefits Continuation	—	30,634	—	—	3,302	—
Unvested Stock Options	—	—	—	—	6,399,491	—
Disability Benefits	—	—	—	2,851,702	—	—
Life Insurance Benefits	—	—	—	—	1,000,000	—
Total	—	1,653,863	—	3,364,931	7,916,022	513,229

Ronald B. Griffin(2)
Severance Pay	—	950,000	—	—	—	—
Annual Incentive	—	293,833	—	293,833	293,833	293,833
Benefits Continuation	—	18,582	—	—	1,843	—
Unvested Stock Options	—		—	—	5,945,972	—
Unvested Stock Awards	—	5,509	—	5,509	5,509	—
Disability Benefits	—		—	1,032	—	—
Life Insurance Benefits	—		—	—	969,800	—
Total	—	1,267,924	—	300,374	7,216,957	293,833

(1)	Severance Pay, Annual Incentive and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect the terms of Mr. Rhodes’ Agreement described above. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are shares under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, or death. Annual Incentive is shown at actual annual incentive amount for the 2019 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Disability Benefits are benefits under a Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

(2)

Severance Pay, Annual Incentive and Benefits Continuation amounts shown under the “Involuntary Termination Not for Cause” column reflect payments to Mr. Giles, Mr. Finestone, Mr. Newbern and Mr. Griffin under the Severance and Non-Compete Agreements described above. Annual Incentive is shown at actual annual incentive amount for the 2019 fiscal year; it would be prorated if the triggering event occurred other than on the last day of the fiscal year. Benefits Continuation refers to medical, dental and vision benefits. Unvested stock options are those outstanding, unvested stock options which will vest immediately upon the option holder’s death. Unvested stock awards are share options under the Executive Stock Purchase Plan, which vest upon involuntary termination not for cause, disability, or death. Disability Benefits are benefits under Company-paid individual long-term disability insurance policy. Life Insurance Benefits are benefits under a Company-paid life insurance policy.

Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO

Pursuant to Item 402(u) of Regulation S-K, we have conducted an analysis of our global employee population in order to estimate and disclose the total compensation paid to our median paid employee, not including our CEO, as well as the ratio of the total compensation paid to said median employee as compared to the total compensation paid to our CEO. The analysis, which is described below, yielded the following results:

Total compensation for the median employee for fiscal 2019 (not including the CEO):	$27,581
Total compensation for the CEO* :	$8,617,562
Resulting CEO-to-median employee pay ratio:	312:1

*	See Summary Compensation Table for details

Measurement date.    We identified the median employee from our population as of June 30, 2019.

Compensation measure.    The regulations require us to use a “consistently applied compensation measure”, or CACM, to identify the median employee. Based on an analysis of the AutoZone workforce, we determined that fixed or guaranteed compensation, including overtime and earnings for paid time off, plus variable compensation (e.g., bonus or commission pay) closely approximate the annual total direct compensation of our employees. We converted the earnings paid in local (non-U.S.) currency to U.S. dollars using published exchange rates as of June 30, 2019. We did not apply pay adjustments allowed by the rules in order to ensure a conservative estimate (i.e., it is unlikely that the estimate could have been higher than that calculated).

Excluded population.    We excluded from the analysis AutoZone employees in Brazil, Canada, China, Germany and the United Kingdom, pursuant to the de minimus exemption under the rules. The 480 employees in these locations represent less than 5% of the total employee population of 94,600 as of June 30, 2019.

Related Party Transactions

Our Board has adopted a Related Person Transaction Policy (the “Policy”) which requires the Audit Committee of the Board to review and approve or ratify all Related Person Transactions. The Audit Committee is to consider all of the available relevant facts and circumstances of each transaction, including but not limited to the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties generally. Related Person Transactions must also comply with the policies and procedures specified in our Code of Conduct and Corporate Governance Principles, as described below.

The Policy also requires disclosure of all Related Person Transactions that are required to be disclosed in AutoZone’s filings with the Securities and Exchange Commission, in accordance with all applicable legal and regulatory requirements.

A “Related Person Transaction” is defined in the Policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) that occurred since the beginning of the Company’s most recent fiscal year in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. “Related Persons” include a director or executive officer of the Company, a nominee to become a director of the Company, any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Board has adopted a Code of Conduct (the “Code of Conduct”) that applies to the Company’s directors, officers and employees. The Code of Conduct prohibits directors and executive officers from engaging in activities that create conflicts of interest, taking corporate opportunities for personal use or competing with the Company, among other things. Our Board has also adopted a Code of Ethical Conduct for Financial Executives (the “Financial Code of Conduct”) that applies to the Company’s officers and employees who hold the position of principal executive officer, principal financial officer, principal accounting officer or controller as well as to the Company’s officers and employees who perform similar functions (“Financial Executives”). The Financial Code of Conduct requires the Financial Executives to, among other things, report any actual or apparent conflicts of interest between personal or professional relationships involving the Company’s management or any other Company employee with a role in financial reporting disclosures or internal controls. Additionally, our Corporate Governance Principles require each director who is faced with an issue that presents, or may give the appearance of presenting, a conflict of interest to disclose that fact to the Chairman of the Board and the Secretary, and to refrain from participating in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

We have concluded there are no material Related Party Transactions or agreements that were entered into during the fiscal year ended August 31, 2019, and through the date of this proxy statement requiring disclosure under these policies.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Our stockholders have approved the Amended 2011 Equity Plan, the AutoZone, Inc. 2011 Equity Plan, the 2006 Stock Option Plan, the Employee Stock Purchase Plan, the Executive Stock Purchase Plan, the 2003 Director Compensation Plan and the 2003 Director Stock Option Plan.

Equity Compensation Plans Not Approved by Stockholders

The AutoZone, Inc. Second Amended and Restated Director Compensation Plan (the “2002 Director Compensation Plan”) was approved by the Board but was not submitted for approval by the stockholders as then permitted under the rules of the New York Stock Exchange. This plan was terminated in December 2002 and was replaced by the 2003 Director Compensation Plan, after the stockholders approved it. No further grants can be made under the 2002 Director Compensation Plan. However, any grants made under this plan will continue under the terms of the grant made. Only treasury shares are issued under the terminated plan.

Under the Second Amended and Restated Director Compensation Plan, a non-employee director could receive no more than one-half of the annual retainer and meeting fees immediately in cash, and the remainder of the fees were taken in common stock or deferred in stock appreciation rights.

Summary Table Note:

The following table sets forth certain information as of August 31, 2019, with respect to compensation plans under which shares of AutoZone common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,362,508	$603.20	936,849
Equity compensation plans not approved by security holders	2,697	45.72

Total	1,365,205	$602.10	936,849

Section 16(a) Beneficial Ownership Reporting Compliance

Securities laws require our executive officers, directors, and beneficial owners of more than ten percent of our common stock to file insider trading reports (Forms 3, 4, and 5) with the Securities and Exchange Commission and the New York Stock Exchange relating to the number of shares of common stock that they own, and any changes in their ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the fiscal year ended August 31, 2019, all persons related to AutoZone that are required to file these insider trading reports have filed them in a timely manner, except for the Form 3 filed on September 26, 2018 for Domingo Hurtado, an executive officer of the Company, which inadvertently misstated the number of stock options held by Mr. Hurtado. An amended report was filed promptly after the error was discovered. Copies of the insider trading reports can be found on the AutoZone corporate website at Investors.AutoZone.com.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement for the Annual Meeting in 2020 must be received by June 30, 2020. In accordance with our By-Laws, stockholder proposals received after August 21, 2020, but before September 20, 2020, may be presented at the Annual Meeting, but will not be included in the Proxy Statement. Any stockholder proposal received on or after September 20, 2020, will not be eligible to be presented for a vote to the stockholders in accordance with our By-Laws. Any proposals must be mailed to AutoZone, Inc., Attention: Secretary, Post Office Box 2198, Dept. 8074, Memphis, Tennessee 38101-2198.

ANNUAL REPORT

A copy of our Annual Report is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors,

Kristen C. Wright Secretary

Memphis, Tennessee

October 28, 2019

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Central Time, on December 18, 2019.
Online
Go to www.investorvote.com/AZO or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/AZO

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Douglas H. Brooks	☐	☐	☐	02 - Linda A. Goodspeed	☐	☐	☐	03 - Earl G. Graves, Jr.	☐	☐	☐

04 - Enderson Guimaraes	☐	☐	☐	05 - Michael M. Calbert	☐	☐	☐	06 - D. Bryan Jordan	☐	☐	☐

07 - Gale V. King	☐	☐	☐	08 - George R. Mrkonic, Jr.	☐	☐	☐	09 - William C. Rhodes, III	☐	☐	☐

10 - Jill A. Soltau	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Ernst & Young LLP as independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐	3. Approval of advisory vote on executive compensation	☐	☐	☐

4. In the discretion of the proxies named herein, upon such other matters as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 P C F

0345SF

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: investors.autozone.com

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/AZO

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors of AutoZone, Inc. for the Annual Meeting of Stockholders – December 18, 2019

I hereby appoint Kristen C. Wright and Maria Leggett, and each of them, as proxies, with full power of substitution to vote all shares of common stock of AutoZone, Inc., which I would be entitled to vote at the Annual Meeting of AutoZone, Inc. to be held at the J.R. Hyde III Store Support Center, 123 South Front Street, Memphis, Tennessee 38103, on Wednesday, December 18, 2019 at 8:00 a.m. CST and at any adjournments, on proposals 1, 2 and 3 as I have specified, and in their discretion on other matters as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted FOR the election of the directors nominated by the Board of Directors and FOR proposals 2 and 3.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.